Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Spin-off

On January 15, 2008 the Company announced that its Board of Directors approved a plan to spin-off its financial services companies, consisting primarily of its title insurance and specialty insurance reporting segments, into a separate public company to be called First American Financial Corporation. The information solutions companies, which consist primarily of the current data and analytic solutions, information and outsourcing solutions and risk mitigation and business solutions segments, will remain at the existing holding company, which will be renamed prior to the separation. The transaction, which the Company anticipates will be tax-free to its shareholders, is expected to close in the third quarter of 2008.

The transaction is subject to customary conditions, including final approval by the Board of Directors, filing and effectiveness of a Form 10 Registration Statement with the Securities and Exchange Commission, receipt of a tax ruling from the Internal Revenue Service and the approval of applicable regulatory authorities.

Once the transaction is complete, the Company’s shareholders will own 100 percent of the common equity in both the financial services and the information solutions companies. Both companies are expected to trade on the New York Stock Exchange, with the financial services company expected to trade under the current ticker symbol “FAF.”

Critical Accounting Policies and Estimates

The Company’s management considers the accounting policies described below to be critical in preparing the Company’s consolidated financial statements. These policies require management to make estimates and judgments that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosures of contingencies. See Note 1 to the consolidated financial statements for a more detailed description of the Company’s accounting policies.

Revenue recognition. Title premiums on policies issued directly by the Company are recognized on the effective date of the title policy, and for policies issued by independent agents, when notice of issuance is received from the agent. Revenues from home warranty contracts are recognized ratably over the 12-month duration of the contracts. Revenues from property and casualty insurance policies are recognized ratably over the 12-month duration of the policies. The Company’s tax service division defers its tax service fee and recognizes that fee as revenue ratably over the expected service period. The amortization rates applied to recognize the revenues assume a 10-year contract life and are adjusted to reflect the estimated impact of prepayments, resulting in a weighted average life of less than 10 years. The Company reviews its tax service contract portfolio on a quarterly basis to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments and adjusts the amortization rates accordingly to reflect current trends. Subscription-based revenues are recognized ratably over the contractual term of the subscription. For most other products, revenues are recognized at the time of delivery, as the Company has no significant ongoing obligation after delivery.

Provision for title losses. The Company provides for title insurance losses by a charge to expense when the related premium revenue is recognized. The amount charged to expense is generally determined by applying a rate (the loss provision rate) to total title insurance operating revenues. The Company’s management estimates the loss provision rate at the beginning of each year and reassesses the rate quarterly to ensure that the resulting incurred but not reported (IBNR) loss reserve included in the Company’s consolidated balance sheets reflects management’s best estimate of the total costs required to settle all IBNR claims. If the ending reserve is not considered adequate, an adjustment is recorded.

During 2007, the Company hired a chief actuary to assist management in the process of assessing the loss provision rate and the resulting IBNR reserve. This process involves evaluation of the results of both an in-house actuarial review and independent actuarial study. The Company’s in-house actuary performs a reserve analysis utilizing generally accepted actuarial methods that incorporate cumulative historical claims experience and information provided by in-house claims and operations personnel. Current economic and business trends are also reviewed and used in the reserve analysis. These include real estate and mortgage markets conditions, including among others, changes in residential and commercial real estate values, and changes in the levels of defaults and foreclosures that may affect claims levels and patterns of emergence, as well as any company-specific factors that may be relevant to past and future claims experience. Results from the analysis include, but are not limited to, a range of IBNR reserve estimates and a single point estimate for IBNR as of the balance sheet date.

Generally, twice a year, an independent third party actuary produces a report with estimates and projections of the same financial items described above. The third party actuary’s analysis uses generally accepted actuarial techniques and factoring methods that may in whole or in part be different from those used by the in-house actuary. The third party actuary’s report is a second estimate that is used to validate the accuracy of the in-house analysis.

The Company’s management uses the point estimate of the projected IBNR from the in-house actuary’s analysis and other relevant information it may have concerning claims to determine what it considers to be the best estimate of the total amount required to settle all IBNR claims.

Title insurance policies are long-duration contracts with the majority of the claims reported to the Company within the first few years following the issuance of the policy. Generally, 70 to 80 percent of claims become known in the first five years of the policy life, and the majority of IBNR reserves relate to the five most recent policy years. A material change in expected ultimate losses and corresponding loss rates for policy years older than five years is not considered reasonably likely by the Company. However, changes in expected ultimate losses and corresponding loss rates for recent policy years is considered likely and could result in a material adjustment to the IBNR reserves. Based on historical experience, the Company believes that a 50 basis point change to the loss rates for the most recent policy years, positive or negative, is reasonably likely given the long duration nature of a title insurance policy. For example, if the expected ultimate losses for each of the last five policy years increased or decreased by 50 basis points, the resulting impact on the IBNR reserve would be an increase or decrease, as the case may be, of $131.9 million. The estimates made by management in determining the appropriate level of IBNR reserves could ultimately prove to be inaccurate and actual claims experience may vary from the expected claims experience.

In determining its best estimate of the appropriate IBNR reserve at December 31, 2007, management selected the single point estimate provided by the in-house year end actuarial analysis and a sensitivity analysis looking at the impact of the current and expected market conditions. There is no difference between the in-house actuary’s single point estimate of likely loss exposure as of December 31, 2007 and the Company’s IBNR balance at December 31, 2007.

A summary of the Company’s loss reserves, broken down into its components of known title claims, incurred but not reported claims and non-title claims, follows:

(in thousands except percentages)	as of December 31, 2007		as of December 31, 2006
Known title claims	$188,213	13.9%	$133,007	14.2%
IBNR	1,096,230	80.7%	727,840	77.7%

Total title claims	1,284,443	94.6%	860,847	91.9%
Non-title claims	73,189	5.4%	76,142	8.1%

Total loss reserves	$1,357,632	100.0%	$936,989	100.0%

Purchase accounting and impairment testing for goodwill and other intangible assets. Pursuant to Statement of Financial Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company is required to perform an annual impairment test for goodwill and other indefinite-lived intangible assets by reporting unit. This annual test, which the Company has elected to perform every September 30, utilizes a variety of valuation techniques, all of which require management to make estimates and judgments, and includes discounted cash flow analysis, market approach valuations and the use of third-party valuation advisors. Certain of these valuation techniques are also utilized by the Company in accounting for business combinations, primarily in the determination of the fair value of acquired assets and liabilities. The Company’s reporting units, for purposes of applying the provisions of SFAS 142, are title insurance, home warranty, property and casualty insurance, trust and other services, mortgage origination products and services, mortgage servicing products and services, property information services, lender services, data services, dealer services, employer services, multifamily services and investigative and litigation services. The Company completed the required annual impairment testing for goodwill and other intangible assets in accordance with the provisions of SFAS 142, for the years ended December 31, 2007 and 2006, and determined that there was no impairment of value.

Management uses estimated future cash flows (undiscounted and excluding interest) to measure the recoverability of long-lived assets held and used whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable.

Income taxes. The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109.” FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. The transition adjustment recognized on the date of adoption is recorded as an adjustment to retained earnings as of the beginning of the adoption period. The Company adopted FIN 48 on January 1, 2007. See Note 13 to the consolidated financial statements for a discussion of the impact of implementing FIN 48.

Depreciation and amortization lives for assets. Management is required to estimate the useful lives of several asset classes, including capitalized data, internally developed software and other intangible assets. The estimation of useful lives requires a significant amount of judgment related to matters such as future changes in technology, legal issues related to allowable uses of data and other matters.

Share-based compensation. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R). This standard is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. Effective January 1, 2006, the Company adopted SFAS 123R, which establishes standards for share-based awards for employee services. SFAS 123R has two transition method applications to choose from and the Company selected the modified-prospective method, under which prior periods are not revised for comparative purposes. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized over the period during which an employee is required to provide services in exchange for the award. In accordance with the modified prospective method, the Company continues to use the Black-Scholes option-pricing model for all unvested options as of December 31, 2005. The Company has selected the binomial lattice option-pricing model to estimate the fair value for any options granted after December 31, 2005. In conjunction with the adoption of SFAS 123R, the Company changed the method of attributing the value of share-based compensation expense from the accelerated multiple-option method to the straight-line single option method. Compensation expense for all share-based awards granted prior to January 1, 2006 is recognized using the accelerated multiple-option approach, while compensation expense for all share-based awards granted subsequent to January 1, 2006, is recognized using the straight-line single option method unless another expense attribution model is required by SFAS 123R. As stock-based compensation expense recognized in the results of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to 2006, forfeitures were recognized as they occurred. The Company elected to apply the long-form method for determining the pool of windfall tax benefits and had a pool of windfall tax benefits upon adoption of SFAS 123R.

In the first quarter of 2007, the Company changed from granting stock options as the primary means of share-based compensation to granting restricted stock units (RSUs). The fair value of any RSU grant is based on the market value of the Company’s shares on the date of grant and is generally recognized as compensation expense over the vesting period. RSUs granted to certain key employees have graded vesting and have a service and performance requirement and are therefore expensed using the accelerated multiple-option method to record share-based compensation expense. All other RSU awards have graded vesting and service is the only requirement to vest in the award and are therefore generally expensed using the straight-line single option method to record share-based compensation expense. RSUs receive dividend equivalents in the form of RSUs having the same vesting requirements as the RSUs initially granted.

In addition to stock options and RSUs, the Company has an employee stock purchase plan that allows eligible employees to purchase common stock of the Company at 85% of the closing price on the last day of each month. Under the provisions of SFAS 123R, commencing the first quarter of 2006, the Company began recognizing an expense in the amount equal to the discount.

Recent Accounting Pronouncements:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value within generally accepted accounting principles (GAAP), and expands disclosure requirements regarding fair value measurements. Although SFAS 157 does not require any new fair value measurements, its application may, in certain instances, change current practice. Where applicable, SFAS 157 simplifies and codifies fair value related guidance previously issued within GAAP. The provisions of SFAS 157 are effective for the Company on January 1, 2008 and interim periods within that fiscal year. The Company does not believe the adoption of SFAS 157 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for the Company on January 1, 2008. The Company does not believe the adoption of SFAS 157 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R) “Business Combinations” (SFAS 141(R)). This Statement retains the fundamental requirements in Statement of Financial Accounting Standards No. 141 “Business Combinations”, that the acquisition method of accounting, previously known as the purchase method, be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) establishes principles and requirements for how the acquirer: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) requires contingent consideration to be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value to be recognized in earnings until settled. SFAS 141(R) also requires acquisition-related transaction and restructuring costs to be expensed rather than treated as part of the cost of the acquisition. The provisions for SFAS 141(R) are effective for fiscal years beginning after December 15, 2008, and interim periods within the fiscal year. SFAS 141(R) will be applied prospectively and early adoption is prohibited. The Company is currently assessing the impact of adopting SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 “Noncontrolling Interest in Consolidated Financial Statements—an amendment of ARB No. 51” (SFAS 160). SFAS 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide disclosures that identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within the fiscal year, beginning after December 15, 2008, and early adoption is prohibited. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 will be applied prospectively. The Company is currently assessing the impact of SFAS 160 on its consolidated financial statements.

Results of Operations

Overview— The Company has reorganized its two business groups and underlying segments to reflect how the assets and operations will be divided and managed when the spin-off is consummated. The segment presentation below is consistent with the manner in which these businesses have been evaluated by the Company’s management. All previously reported segment information has been restated to conform to this presentation.

The Company now presents two business groups with the following five business segments:

Financial Services Group

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Title Insurance and Services: The title insurance and services segment’s principal product is policies of title insurance on residential and commercial property. This segment also accommodates tax-deferred exchanges of real estate, and provides escrow services, investment advisory services, trust services, lending and deposit products and other related products and services.

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Specialty Insurance: The specialty insurance segment’s primary business focus is providing residential service contracts that cover many of the major systems and appliances in homes against failures that occur as a result of normal usage during the coverage period and in offering property and casualty insurance.

Information Solutions Group

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Information and Outsourcing Solutions: The information and outsourcing solutions segment focuses on providing a wide-range of products and services including tax monitoring, flood zone certification and monitoring, asset valuation and management services, building and maintaining geospatial proprietary software and databases, default management services, and loan administration and production services.

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Data and Analytic Solutions: The Company’s data and analytic solutions segment provides licenses and analyzes data relating to mortgage securities and loans and real property, offers risk management and collateral assessment analytics and provides database management and automated appraisal services. This segment’s product offerings also include management of databases of title and tax records, known as title plants, which are used primarily by title insurance companies in the issuance of title insurance policies, technology solutions for real estate brokers and agents and title-related products for second lien and home equity loans.

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Risk Mitigation and Business Solutions: The Company’s risk mitigation and business solutions segment is comprised entirely of First Advantage Corporation, a public company whose shares of Class A common stock trade on the NASDAQ Global Market under the ticker symbol “FADV.” First Advantage’s product offerings include credit reporting, employment screening and related hiring solutions, resident screening services, corporate litigation and investigative services, credit automation and lead generation for automobile dealers and lenders and a wide-range of data information offerings. First Advantage operates in six primary business groups: lender services, data services, dealer services, employer services, multifamily services, and investigative and litigation support services.

A substantial portion of the revenues for the Company’s title insurance and services and information and outsourcing solutions segments result from resales and refinancings of residential real estate and, to a lesser extent, from commercial transactions and the construction and sale of new housing. Over one-half of the revenues in the Company’s data and analytic solutions segment and in excess of 15.0% of the revenues from the Company’s risk mitigation and business solutions segment also depend on real estate activity. The remaining portion of the data and analytic solutions and risk mitigation and business solutions segments’ revenues are less impacted by, or are isolated from, the volatility of real estate transactions. In the specialty insurance segment, revenues associated with the initial year of coverage in both the home warranty and property and casualty operations are impacted by volatility in real estate transactions. Traditionally, the greatest volume of real estate activity, particularly residential resale, has occurred in the spring and summer months. However, changes in interest rates, as well as other economic factors, can cause fluctuations in the traditional pattern of real estate activity.

Residential mortgage originations in the United States (based on the total dollar value of the transactions) decreased 14.2% in 2007 when compared with 2006 according to the Mortgage Bankers Association’s (MBA) January 14, 2008, Mortgage Finance Forecast. According to MBA data, purchase originations decreased 16.8% and refinance originations decreased 11.5% in 2007 relative to 2006. This overall decrease in mortgage originations primarily impacted the Company’s financial services group, which experienced an 8.6% decline in operating revenues in 2007 relative to 2006, and resulted in a decrease in the Company’s total operating revenues. The impact of the drop in mortgage originations was in part offset by a relatively strong commercial real estate market and increased international activity. The decrease in operating revenues at the Company’s financial services group was offset in part by an 8.7% increase in operating revenues at the information solutions group in 2007 over 2006. This growth in operating revenues was primarily due to acquisition activity and organic growth at the data and analytic solutions segment, growth in default revenues at the information and outsourcing solutions segment and organic growth at the risk mitigation and business solutions segment.

Total operating revenues for the Company increased in 2006 compared with 2005, despite a decline in mortgage originations, primarily as a result of acquisition activity and organic growth at the Company’s specialty insurance, data and analytic solutions and risk mitigation and business solutions segments. Operating revenues in 2005 also increased when compared with 2004 primarily as a result of a relatively strong resale and commercial real estate market, an increase in the average revenues per order closed in the Company’s title business as well as acquisition activity.

Operating revenues—A summary by segment of the Company’s operating revenues is as follows:

	2007	%	2006	%	2005	%
	(in thousands, except percentages)
Financial Services:
Title Insurance:
Direct operations	$2,760,169	35	$2,920,323	36	$2,914,586	37
Agency operations	2,612,429	33	2,989,117	36	2,857,881	36

	5,372,598	68	5,909,440	72	5,772,467	73
Specialty Insurance	302,822	4	309,261	4	275,207	4

	5,675,420	72	6,218,701	76	6,047,674	77

Information Solutions:
Information and Outsourcing Solutions	742,870	10	689,318	8	692,572	9
Data and Analytic Solutions	639,678	8	578,832	7	504,667	6
Risk Mitigation and Business Solutions	856,542	11	809,723	10	635,978	8

	2,239,090	29	2,077,873	25	1,833,217	23
Eliminations	(102,475)	(1)	(57,461)	(1)	(23,253)	—

	$7,812,035	100	$8,239,113	100	$7,857,638	100

Financial Services. Operating revenues from direct title operations decreased 5.5% in 2007 over 2006 and increased 0.2% in 2006 over 2005. The decrease in 2007 from 2006 was primarily due to a decrease in the number of orders closed by the Company’s direct operations, offset in part by an increase in the average revenues per order closed. The increase in 2006 over 2005 was primarily due to an increase in the average revenues per order closed, offset in part by a decrease in the number of orders closed. The average revenues per order closed were $1,627, $1,565 and $1,445 for 2007, 2006 and 2005, respectively. The Company’s direct title operations closed 1,696,500, 1,865,700 and 2,017,300 title orders during 2007, 2006 and 2005, respectively, a decrease of 9.1% in 2007 from 2006 and 7.5% in 2006 from 2005. The fluctuations in closings primarily reflected decreasing mortgage origination activity, balanced against market share gains that resulted from organic growth and acquisition activity. Operating revenues from agency title operations decreased 12.6% in 2007 over 2006 and increased 4.6% in 2006 over 2005. These fluctuations reflect the same factors affecting direct title operations compounded by the timing of the reporting of agency remittances.

Total operating revenues for the title insurance segment (direct and agency operations) contributed by new acquisitions were $67.8 million, $198.3 million and $368.8 million for 2007, 2006 and 2005, respectively.

Specialty insurance operating revenues decreased 2.1% in 2007 over 2006 and increased 12.4% in 2006 over 2005. The decrease in 2007 from 2006 was due to the decline in home warranty contracts issued in connection with resale transactions, offset in part by market share growth at the Company’s property and casualty insurance division’s renters division. The increase in 2006 over 2005 reflected continued geographic expansion at the Company’s home warranty division as well as market share gains and premium increases at the Company’s property and casualty insurance division, offset in part by the decrease in resale transactions.

Information Solutions. Information and outsourcing solutions operating revenues increased 7.8% in 2007 from 2006 and decreased 0.5% in 2006 over 2005. These increases in 2007 were attributed to growth in default-related revenues and organic growth in the appraisal division offset by the impact of lower mortgage originations. The decreases in 2006 relative to 2005 is attributable to declining mortgage origination volumes as well as increases in the estimated servicing life of the tax service loan portfolio due to a slowdown in prepayment speeds, which resulted in the deferral of a larger portion of the tax service fee. Offsetting these decreases was the growth in default-related revenues.

Total operating revenues for the information and outsourcing solutions segment contributed by new acquisitions were $3.7 million, $5.6 million and $30.7 million for 2007, 2006 and 2005, respectively.

Data and analytic solutions operating revenues increased 10.5% in 2007 over 2006 and 14.7% in 2006 over 2005. These increases primarily reflected $70.1 million and $39.4 million of operating revenues contributed by new acquisitions for the respective periods, as well as organic growth. These increases were offset in part by the decline in mortgage originations and the tightening of the credit markets which led to a decrease in mortgage securitization activity and therefore the demand for some of the mortgage analytic product offerings.

Risk mitigation and business solutions operating revenues increased 5.8% in 2007 over 2006 and 27.3% in 2006 over 2005. These increases were primarily attributable to $17.4 million and $137.1 million of operating revenues contributed by new acquisitions for the respective periods as well as organic growth.

Investment and other income—Investment and other income totaled $308.5 million, $267.6 million and $211.7 million in 2007, 2006 and 2005, respectively, an increase of $40.9 million, or 15.3% in 2007 over 2006, and $55.9 million, or 26.4% in 2006 over 2005. These increases were primarily due to the growth in interest income resulting from increases in the average investment portfolio balance and higher yields. Offsetting in part the growth in interest income for 2006 over 2005 was a 29.1% decrease in equity in earnings of unconsolidated affiliates, which are accounted for under the equity method of accounting.

Gain on issuance of subsidiary stock—Gain on issuance of subsidiary stock totaled $9.4 million in 2007, $9.3 million in 2006 and $25.7 million in 2005. These amounts represent realized gains relating to the issuance of shares by the Company’s publicly-traded subsidiary, First Advantage.

Net realized investment gains/losses—Net realized investment gains totaled $65.7 million in 2007, $6.1 million in 2006 and $9.7 million in 2005. The 2007 total included $117.8 million of realized gains at the Company’s risk mitigation and business solutions segment resulting from the sale of a portion of its DealerTrack Holdings, Inc. investment and its sale of the US Search subsidiary, $79.6 million in realized gains at the data and analytic solutions segment, which primarily reflected the combination of the Company’s RES division with CoreLogic Systems, Inc., and $5.0 million of miscellaneous realized investment gains at the title insurance segment. Offsetting in part the 2007 realized gains were realized investment losses of $86.3 million at the title insurance segment, which primarily reflected impairment losses related to the valuations of two unconsolidated affiliates, $22.2 million of impairment losses at the data and analytic solutions segment related to the valuations of certain unconsolidated affiliates and $35.0 million of impairment losses at the corporate level primarily related to the valuations of certain unconsolidated affiliates. The 2006 total included a realized gain of $7.0 million recognized by the Company’s risk mitigation and business solutions segment relating to a follow-on stock offering by DealerTrack Holdings, Inc., as well as a $3.0 million realized loss recognized at the Company’s title insurance segment resulting from an asset write-down. The 2005 total included a realized gain of $9.5 million recognized by the risk mitigation and business solutions segment, relating to the completion of an initial public offering by DealerTrack Holdings, Inc.

Salaries and other personnel costs—A summary by segment of the Company’s salaries and other personnel costs is as follows:

	2007	%	2006	%	2005	%
	(in thousands, except percentages)
Financial Services:
Title Insurance	$1,655,961	64	$1,727,059	67	$1,675,869	69
Specialty Insurance	60,585	2	61,502	3	56,205	2

	1,716,546	66	1,788,561	70	1,732,074	71

Information Solutions:
Information and Outsourcing Solutions	221,428	8	228,274	9	258,744	11
Data and Analytic Solutions	332,393	13	283,867	11	215,267	9
Risk Mitigation and Business Solutions	275,918	11	237,604	9	180,352	7

	829,739	32	749,745	29	654,363	27

Corporate	78,848	3	59,765	2	56,467	2
Eliminations	(21,582)	(1)	(26,718)	(1)	(13,991)	—

	$2,603,551	100	$2,571,353	100	$2,428,913	100

Financial Services. The Company’s title insurance segment comprises over 96% of total salaries and other personnel costs for the financial services group. The title insurance segment (primarily direct operations) is labor intensive; accordingly, a major variable expense component is salaries and other personnel costs. This expense component is affected by two competing factors; the need to monitor personnel changes to match the level of corresponding or anticipated new orders, and the need to provide quality service. In addition, this segment’s growth in operations that specialize in commercial, builder and lender title business has created ongoing fixed costs required to service accounts.

Title insurance personnel expenses decreased $71.1 million or 4.1% in 2007 from 2006 and increased $51.2 million or 3.1% in 2006 over 2005. Excluding new acquisitions, in 2007 salaries and other personnel costs decreased $108.6 million, or 6.3% from 2006. Included in salaries and other personnel costs for 2007 were $19.2 million of employee separation costs related to the Company’s reduction of its staffing levels and consolidation of 195 title branches. The decreases in salaries and other personnel expenses primarily reflect a reduction in base salary expense as well as bonus expense resulting from personnel reductions and lower levels of profits. In 2007 title insurance staff reductions totaled 2,996. This reduction in staff is anticipated to result in an additional cost savings in 2008 of approximately $88.6 million. The Company continues to closely monitor order volumes and related staffing levels and will adjust staffing levels as considered necessary. Title insurance personnel expenses increased 3.1% in 2006 over 2005. This increase was primarily due to $58.8 million of personnel costs associated with new acquisitions, offset in part by cost reductions in response to the decline in mortgage originations. The Company’s direct title operations opened 2,401,500, 2,510,400, and 2,700,000 orders in 2007, 2006, and 2005, respectively, representing a decrease of 4.3% in 2007 over 2006 and 7.0% in 2006 over 2005. These decreases primarily reflect the decline in mortgage originations, offset in part by market share growth that resulted from organic growth and acquisition activity.

Information Solutions. Information and outsourcing solutions salary and other personnel expenses decreased 3.0% in 2007 from 2006 and 11.8% in 2006 from 2005. These decreases reflect general expense reductions in response to the decrease in mortgage originations, decreases in headcount and continued offshoring initiatives offset in part by increased costs at the default division necessary to service the increased business volume. Included in information and outsourcing solutions personnel expenses for 2007 and 2006 were $2.3 million and $4.2 million of costs associated with new acquisitions, respectively. Fiscal 2007 staff reductions are expected to result in additional cost savings in 2008 of $2.2 million.

Data and analytic solutions salary and other personnel expenses increased 17.1% in 2007 over 2006 and 31.9% in 2006 over 2005. Excluding acquisition activity, data and analytic solutions personnel expenses decreased $16.1 million, or 5.7% for 2007 over 2006 and increased $47.3 million, or 22.0% for 2006 over 2005. The 2007 decrease over 2006 was primarily related to headcount reductions offset by increased offshoring activities, which had the effect of minimizing increases in other costs. Included in salary and other personnel expenses for 2007 were $1.7 million of costs associated with employee terminations and other restructuring expenses. During 2007, there were headcount reductions in the data and analytic solutions segment that are anticipated to generate additional cost savings of $10.6 million in 2008.

Risk mitigation and business solutions salary and other personnel expenses increased 16.1% in 2007 and 31.7% in 2006. Excluding acquisition activity, risk mitigation and business solutions personnel and expenses increased $33.2 million, or 14.0% for 2007 over 2006 and $20.1 million, or 11.1% for 2006 over 2005. These increases were primarily due to international growth in the employer services and litigation services divisions. Also contributing to the increase for 2007 were $8.0 million in severance costs incurred in the first quarter of 2007 associated with the resignation of the chief executive officer of First Advantage and $0.9 million for costs incurred in connection with operational consolidations in the employer services segment. The increase in 2006 over 2005 was due to increased expenses to service the increase in business volume.

Corporate. Corporate salary and other personnel expenses increased 31.9% in 2007 over 2006 and 5.8% in 2006 over 2005. The increase in 2007 over 2006 was primarily due to a $29.5 million increase in costs at the corporate level related to the Company’s self-funded health plans. This amount reflected a $5.3 million expense charge in 2007, which represented a worse than anticipated performance for these plans, compared with a $24.2 million expense credit in 2006, which reflected better than anticipated performance. Excluding the effects of the Company’s self-funded health plans, corporate personnel expenses decreased 17.3% in 2007 from 2006, primarily reflecting a decrease in bonus expense in response to the decrease in the Company’s profits.

The increase in 2006 over 2005 was primarily attributable to an increase in share-based compensation expense, which was related to the adoption of SFAS 123R, offset in part by reduced bonus expense in response to the decrease in the Company’s profits.

Premiums retained by agents—A summary of agent retention and agent revenues is as follows:

	2007	2006	2005
	(in thousands, except percentages)
Agent retention	$2,096,614	$2,393,348	$2,298,622

Agent revenues	$2,619,893	$2,995,241	$2,857,881

% retained by agents	80.0%	79.9%	80.4%

The premium split between underwriter and agents is in accordance with the respective agency contracts and can vary from region to region due to divergencies in real estate closing practices, as well as rating structures. As a result, the percentage of title premiums retained by agents varies due to the geographical mix of revenues from agency operations.

Other operating expenses—A summary by segment of the Company’s other operating expenses is as follows:

	2007	%	2006	%	2005	%
	(in thousands, except percentages)
Financial Services:
Title Insurance	$1,148,577	55	$1,038,893	53	$973,257	56
Specialty Insurance	50,962	3	47,697	2	35,874	2

	1,199,539	58	1,086,590	55	1,009,131	58

Information Solutions:
Information and Outsourcing Solutions	368,471	18	291,631	15	240,837	14
Data and Analytic Solutions	117,249	6	132,041	7	154,416	9
Risk Mitigation and Business Solutions	421,994	20	420,488	21	336,718	19

	907,714	44	844,160	43	731,971	42

Corporate	46,373	2	51,903	3	14,995	1
Eliminations	(80,893)	(4)	(30,742)	(1)	(9,262)	(1)

	$2,072,733	100	$1,951,911	100	$1,746,835	100

Financial Services. The Company’s title insurance segment comprises over 95% of total other operating expenses for the Financial Services group. Title insurance other operating expenses (principally direct operations) increased 10.6% in 2007 over 2006 and 6.7% in 2006 over 2005. The increase in 2007 over 2006 was primarily due to a $36 million reduction in the level of vendor expense reimbursements, $21.4 million of other operating expenses associated with new acquisitions, $17.1 million in expenses incurred in connection with the consolidation of certain title insurance branches and costs associated with international expansion and Louisiana Road Home recovery efforts, offset in part by cost reductions in response to the decrease in mortgage originations. The decrease in vendor expense reimbursements reflects a change in the Company’s treasury management practices to include more investment programs and borrowing agreements and less vendor arrangement services; accordingly, the decrease in vendor expense reimbursements was more than offset by increased interest income. The increase in 2006 over 2005 was primarily due to $58.8 million of other operating expenses associated with new acquisitions, as well as an increase in litigation and regulatory charges, offset in part by cost reductions in response to the decrease in mortgage originations and title orders. Litigation and regulatory charges in 2007, 2006 and 2005 totaled $28.1 million, $32.9 million and $12.5 million, respectively.

Information Solutions. Information and outsourcing solutions other operating expenses increased 26.3% in 2007 over 2006 and 21.1% in 2006 over 2005. The increase in 2007 over 2006 was primarily due to approximately $17.0 million in increased costs at the default division (i.e., inspection fees and property preservation costs) associated with the increase in default business, an increase in third party appraiser fees due primarily to the growth in the appraisal business, increased outsourcing costs and $1.7 million of costs associated with new acquisitions. The increase in 2006 over 2005 was primarily due to $2.6 million of costs associated with new acquisitions as well as an increase in appraiser fees.

Data and analytic solutions other operating expenses decreased 11.2% in 2007 over 2006 and 14.5% in 2006 over 2005. Excluding other operating expenses of $30.3 million and $14.9 million associated with new acquisitions for the respective periods, other operating expenses for data and analytic solutions decreased 34.1% in 2007 over 2006 and 24.1% in 2006 over 2005. These decreases were primarily due to decreases due to reduction in mortgage originations as well as the impact of cost saving initiatives.

Risk mitigation and business solutions other operating expenses increased 0.4% in 2007 over 2006 and 24.9% in 2006 over 2005. Excluding other operating expenses of $8.7 million and $61.5 million associated with new acquisitions for the respective periods, other operating expenses for risk mitigation and business solutions decreased 1.7% in 2007 over 2006 and increased 6.6% in 2006 over 2005. The decrease in 2007 over 2006 was primarily due to a reduction of certain variable expenses associated with a decline in volumes in the lender services business. The increase in 2006 over 2005 was primarily due to an increase in cost of service fees primarily associated with the growth in the data services and dealer divisions.

Corporate. Corporate other operating expenses decreased $5.5 million in 2007 from 2006 and increased $36.9 million in 2006 over 2005. The decrease in 2007 from 2006 was primarily due to cost reductions in response to the decrease in business volume. The increases in 2006 over 2005 reflected higher consulting and professional fees, as well as increased technology costs and expenses incurred in connection with the Company’s review of its historical stock option granting practices.

Provision for title losses and other claims—A summary by segment of the Company’s provision for title losses and other claims is as follows:

	2007	%	2006	%	2005	%
	(in thousands, except percentages)
Title Insurance	$704,082	79	$480,780	73	$287,575	63

Specialty Insurance:
Home Warranty	98,070	11	95,238	15	90,175	20
Property and Casualty Insurance	67,122	7	59,568	9	52,442	11

	165,192	18	154,806	24	142,617	31

All other segments	24,671	3	21,361	3	26,838	6

	$893,945	100	$656,947	100	$457,030	100

The provision for title insurance losses, expressed as a percentage of title insurance operating revenues, was 13.1% in 2007, 8.1% in 2006 and 5.0% in 2005. During 2007, the Company recorded $365.9 million in title insurance reserve strengthening adjustments. The adjustments reflect changes in estimates for ultimate losses expected, primarily from policy years 2004 through 2006. The changes in estimates resulted primarily from higher than expected claims emergence, in both frequency and aggregate amounts, experienced during 2007. There were many factors that impacted the claims emergence, including but not limited to: decreases in real estate prices during 2007; increases in defaults and foreclosures during 2007; a large single fraud loss from a closing protection letter claim involving multiple properties; higher-than-expected claims emergence for business from a large agent; and higher-than-expected claims emergence from a recently-acquired underwriter.

The current economic environment appears to have more potential for volatility than usual over the short term, particularly in the real estate and mortgage markets which directly affect title claims. This environment results in increased potential for actual claims experience to vary significantly from projections, in either direction, which would directly affect the claims provision for the period. If actual claims vary significantly from expected, reserves may need to be adjusted to reflect updated estimates of future claims.

The volume and timing of title insurance claims are subject to cyclical influences from real estate and mortgage markets. Title policies issued to lenders are a large portion of the Company’s title insurance volume. These policies insure lenders against losses on mortgage loans due to title defects in the collateral property. Even if an underlying title defect exists that could result in a claim, often the lender must realize an actual loss, or at least be likely to realize an actual loss, for title insurance liability to exist. As a result, title insurance claims exposure is sensitive to lenders’ losses on mortgage loans, and is affected in turn by external factors that affect mortgage loan losses.

A general decline in real estate prices can expose lenders to greater risk of losses on mortgage loans, as loan-to-value ratios increase and defaults and foreclosures increase. This environment increases the potential for claims on lenders’ title policies. By the same reasoning, title insurance claims exposure for a given policy year is also affected by the quality of mortgage loan underwriting during the corresponding origination year. Management believes that sensitivity of claims to external conditions in real estate and mortgage markets is an inherent feature of title insurance’s business economics that applies broadly to the title insurance industry. Lenders are now experiencing higher losses on mortgage loans from prior years, including loans that were originated during 2004-2007. These losses have led to higher title insurance claims on lenders policies, and also accelerated the reporting of claims that would have been realized later under more normal conditions.

Loss ratios (projected to ultimate value) for policy years 1991-2003 are all below 6.0% and average 4.8%. By contrast, loss ratios for policy years 2004-2006 range from 6.2% to 7.8%. The major causes of the higher loss ratios for those three policy years are believed to be confined mostly to that period and the early part of 2007. These causes included: rapidly increasing residential real estate prices which led to an increase in the incidences of fraud, lower mortgage loan underwriting standards and a higher concentration than usual of subprime mortgage loan originations.

The projected ultimate loss ratio for policy year 2007 is 6.4%, which is lower than the ratios for 2005 and 2006. This is due in part to the transition to more favorable underwriting conditions that occurred in the second half of 2007.

During 2007, mortgage loan underwriting standards became more stringent and housing price levels decreased. These increased standards would be expected to reduce the claims risk for title insurance policies issued later in 2007. Claim frequency related to 2007 policies declined in each quarter, and average claim severity reached its lowest level of the year for policies issued in the fourth quarter. In early 2008, the current credit environment is tighter than in 2007, resulting in higher quality mortgage loans underlying current title policies and a lower proportion of subprime loans. Lower residential real estate prices also reduce potential risk exposure on policies being issued currently. For these reasons management expects the trend of declining policy year loss ratios to continue with the 2008 policy year.

The increase in rate for 2006 was primarily due to a $155.0 million reserve strengthening adjustment recorded in the second quarter of 2006. This adjustment reflects a change in estimate for ultimate losses expected primarily from policy years 2002 through 2005. The change in estimate resulted primarily from higher than expected claims frequency experienced for those policy years during the first half of 2006, and included in the mid-year actuarial analysis performed by the Company’s independent third party actuary.

The provision for home warranty claims, expressed as a percentage of home warranty operating revenues, was 53.8% in 2007, 50.5% in 2006 and 51.7% in 2005. The increase in the rate from 2007 over 2006 was primarily due to an increase in claims severity. The average cost per claim increased due in part to an increase in the cost of replacing air conditioners with models that met new federal guidelines related to energy efficiency. The decreased rate in 2006 from 2005 was primarily due to a reduction in the average number of claims incurred per contract as well as contract price increases.

The provision for property and casualty claims, expressed as a percentage of property and casualty operating revenues, was 55.6% in 2007, 49.4% in 2006 and 52.0% in 2005. The increase in the rate from 2007 over 2006 was the result of a $5.0 million incurred loss deductible before reinsurance recoveries on Southern California wildfires in October 2007 and $3 million incurred on winter freeze losses in January 2007. The decreased rate in 2006 from 2005 was primarily due to the absence of winter storm losses in 2006 when compared to $4.1 million incurred on winter losses in 2005.

Activity in the reserve for known and incurred but not reported claims is summarized as follows:

	December 31
	2007	2006	2005
	(in thousands)
Balance at beginning of year	$936,989	$671,054	$526,516
Provision related to:
Current year	528,080	449,131	409,940
Prior years	365,865	207,816	47,090

	893,945	656,947	457,030

Payments related to:
Current year	219,179	217,327	231,632
Prior years	268,486	173,459	132,564

	487,665	390,786	364,196

Other	14,363	(226)	51,704

Balance at end of year	$1,357,632	$936,989	$671,054

“Other” primarily represents reclassifications to the reserve for assets acquired in connection with claim settlements and purchase accounting adjustments related to company acquisitions and foreign currency gains/losses. Included in “Other” for 2005 were $48.6 million in purchase accounting adjustments related to acquisitions in the title insurance and services segment. Claims activity associated with reinsurance is not material and, therefore, not presented separately. Current year payments include $186.5 million, $174.0 million and $169.0 million in 2007, 2006 and 2005, respectively, that relate to the Company’s non-title insurance operations.

Depreciation and amortization—Depreciation and amortization increased 12.3% in 2007 over 2006 and 31.4% in 2006 over 2005. These increases were primarily due to an increase in the amortization of intangibles as a result of acquisition activity and an increase in the amortization of capitalized data and software as a result of new capital expenditures. Depreciation and amortization, as well as capital expenditures for each of the Company’s segments, are summarized in Note 23 to the consolidated financial statements.

Premium taxes—A summary by pertinent segment of the Company’s premium taxes is as follows:

	2007	%	2006	%	2005	%
	(in thousands, except percentages)
Title Insurance	$60,330	92	$65,976	92	$58,969	92
Specialty Insurance	4,776	7	5,151	7	4,924	8
Data and Analytic Solutions	614	1	632	1	300	—

	$65,720	100	$71,759	100	$64,193	100

Insurers generally are not subject to state income or franchise taxes. However, in lieu thereof, a “premium” tax is imposed on certain operating revenues, as defined by statute. Tax rates and bases vary from state to state; accordingly, the total premium tax burden is dependent upon the geographical mix of operating revenues. The Company’s underwritten title company (noninsurance) subsidiaries are subject to state income tax and do not pay premium tax. Accordingly, the Company’s total tax burden at the state level for the title insurance segment is composed of a combination of premium taxes and state income taxes. Premium taxes as a percentage of title insurance operating revenues remained relatively constant at approximately 1.0%.

Interest—Interest expense increased $5.7 million, or 7.9% in 2007 over 2006 and $18.9 million, or 35.1% in 2006 over 2005. The increase for 2007 primarily reflected new borrowings under the Company’s credit agreement, an increase in acquisition-related indebtedness, as well as higher interest rates. The increases for 2006 were primarily due to an increase in acquisition-related indebtedness as well as higher interest rates.

Income/(Loss) before income taxes and minority interests—A summary by segment is as follows:

	2007	%	2006	%	2005	%
	(in thousands, except percentages)
Financial Services:
Title Insurance	$(244,683)	(68)	$305,110	41	$547,993	56
Specialty Insurance	39,728	11	56,406	7	47,565	5

	(204,955)	(57)	361,516	48	595,558	61

Information Solutions:
Information and Outsourcing Solutions	162,086	45	159,834	21	183,642	19
Data and Analytic Solutions	166,223	47	112,926	15	102,566	10
Risk Mitigation and Business Solutions	232,991	65	117,248	16	103,549	10

	561,300	157	390,008	52	389,757	39

	356,345	100	751,524	100	985,315	100

Corporate	(204,282)		(154,621)		(87,573)

	$152,063		$596,903		$897,742

In general, the title insurance business is a lower profit margin business when compared to the Company’s other segments. The lower profit margins reflect the high cost of producing title evidence whereas the corresponding revenues are subject to regulatory and competitive pricing restraints. Due to this relatively high proportion of fixed costs, title insurance profit margins generally improve as closed order volumes increase. Title insurance profit margins are affected by the composition (residential or commercial) and type (resale, refinancing or new construction) of real estate activity. In addition, profit margins from refinance transactions are affected by whether they are centrally processed or locally processed. Profit margins from resale, new construction and centrally processed refinance transactions are generally higher than from locally processed refinancing transactions because in many states there are premium discounts on, and cancellation rates are higher for, refinance transactions. Title insurance profit margins are also affected by the percentage of operating revenues generated by agency operations. Profit margins from direct operations are generally higher than from agency operations due primarily to the large portion of the premium that is retained by the agent. Given current and expected market conditions, management is continuing to analyze the terms and profitability of its agent relationships and is working to amend agent agreements to the extent possible. Amendments being sought include, among others, changing the percentage of premium retained by the agent and the deductible paid by the agent on claims; if changes to the agreements cannot be made, management may elect to terminate certain agreements. Additionally, market conditions may continue to negatively impact the performance and financial conditions of the Company’s title agents. Should title agents encounter significant issues, those issues may lead to negative impacts on the Company’s revenue, claims, earnings, and liquidity.

Most of the businesses included in the Information Solutions group are database intensive, with a relatively high proportion of fixed costs. As such, profit margins generally improve as revenues increase. Revenues for the information and outsourcing solutions segment, like the title insurance segment, are primarily dependent on the level of real estate activity and the cost and availability of mortgage funds. Revenues for the data and analytic solutions segment are, in part, dependent on real estate activity, but are less cyclical than title insurance and information and outsourcing solutions revenues as a result of a significant subscription-based revenue stream, new product innovation, expanding secondary market applications and an increase in non-mortgage related customers. Most of the revenues for the risk mitigation and business solutions segment are unaffected by real estate activity, with the exception of the lender business, which is dependent on real estate activity. The Company expects the real estate and mortgage markets to remain difficult in 2008. The lack of secondary market activity and tightness of the credit markets continues to adversely affect demand for the Company’s products. Therefore, management will remain focused on expense reductions, including further reducing personnel costs, consolidating offices and rationalizing agency relationships.

Income taxes—The Company’s effective income tax rate (income tax expense as a percentage of pretax income after minority interest expense), was 107.7% for 2007, 43.3% for 2006 and 40.2% for 2005. The effective income tax rate includes a provision for state income and franchise taxes for noninsurance subsidiaries. The difference in the effective tax rate was primarily due to changes in the ratio of permanent differences to income before income taxes and minority interests, the $378.6 million reserve adjustment recorded in the 2007, for which a corresponding tax benefit was recognized at 36%, as well as changes in state income and franchise taxes resulting from fluctuations in the Company’s noninsurance subsidiaries’ contribution to pretax profits. Information regarding items included in the reconciliation of the effective rate with the federal statutory rate is contained in Note 13 to the consolidated financial statements.

Minority interests—Minority interests in net income of consolidated subsidiaries increased $22.4 million in 2007 over 2006 and decreased $4.7 million in 2006 from 2005. Minority interest typically fluctuates proportionately with the relative changes in the profits of FARES, which includes certain companies in the Company’s information and outsourcing solutions, data and analytic solutions and risk mitigation and business solutions segments. Contributing to the increase for 2007 over 2006 was minority interest on the $117.8 million realized gain at the Company’s risk mitigation and business solutions segment resulting from the sale of a portion of its investment in DealerTrack Holdings, Inc. and its US Search subsidiary, and minority interest on $77.1 million in realized gains at the data and analytic solutions segment, which reflected the combination of the Company’s RES division with CoreLogic Systems, Inc.

Net (loss) income—Net (loss) income and per share information are summarized as follows (see Note 14 to the consolidated financial statements):

	2007	2006	2005
	(in thousands, except per share amounts)
Net (loss) income	$(3,119)	$287,676	$480,380

Per share of common stock:
Net (loss) income:
Basic	$(0.03)	$2.99	$5.09

Diluted	$(0.03)	$2.92	$4.92

Weighted-average shares:
Basic	94,649	96,206	94,351

Diluted	94,649	98,653	97,691

Liquidity and Capital Resources

Cash provided by operating activities amounted to $659.6 million, $612.1 million, and $926.2 million for 2007, 2006 and 2005, respectively, after net claim payments of $487.7 million, $382.5 million, and $373.0 million, respectively. The principal nonoperating uses of cash and cash equivalents for the three-year period ended December 31, 2007, were for company acquisitions, additions to the investment portfolio, capital expenditures, dividends, distributions to minority shareholders, the repayment of debt and the repurchase of Company shares. The most significant nonoperating sources of cash and cash equivalents were proceeds from the issuance of notes, and proceeds from the sales and maturities of certain marketable and other long-term investments. The net effect of all activities on total cash and cash equivalents was a decrease of $242.3 million for 2007, decrease of $156.3 million for 2006, and an increase of $224.5 million for 2005.

Notes and contracts payable, as a percentage of total capitalization, were 21.6% as of December 31, 2007, as compared with 20.3% as of the prior year-end. This increase was primarily attributable to the net loss for the year, and a decrease in the equity base as a result of the Company’s share repurchase activity. Notes and contracts payable are more fully described in Note 10 to the consolidated financial statements.

Additionally, the Company has received a financing commitment from Wells Fargo for a $200.0 million interim credit facility. Prior to or at the time of the proposed spin-off of the financial services companies, the Company expects to put in place separate credit facilities for both the financial services and the information solutions companies.

In November 2005, the Company amended and restated its $500.0 million credit agreement that was originally entered into in August 2004. The November 2005 amendment and restatement extended the expiration date to November 2010 and permitted the Company to increase the credit amount to $750.0 million under certain circumstances. Under the amended and restated credit agreement the Company is required to maintain certain minimum levels of capital and earnings and meet predetermined debt-to-capitalization ratios. On August 11, 2006, the Company obtained a waiver from the lenders under the amended and restated credit agreement waiving the breach created by the Company’s inability to timely file its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006. On November 3, 2006, the Company entered into an Amendment No. 1 and Waiver with the lenders, extending the waiver referred to above with respect to the then outstanding quarterly reports on Form 10-Q for the fiscal quarters ended June 30 and September 30, 2006, which were later filed on January 8, 2007, prior to the expiration of the waiver. At December 31, 2007, the Company is in compliance with key debt covenants under the amended and restated credit agreement. The line of credit had a balance outstanding of $200.0 million at December 31, 2007. The Company’s publicly-traded subsidiary, First Advantage, has one bank credit agreement. This agreement provides for a $225.0 million revolving line of credit and is collateralized by the stock of First Advantage’s subsidiaries. Under the terms of the credit agreement, First Advantage is required to satisfy certain financial requirements. At December 31, 2007, First Advantage was in compliance with the financial covenants of its credit agreement. The line of credit remains in effect until September 2010 and was unused at December 31, 2007.

On February 2, 2007, the Company’s joint venture with Experian, FARES, entered into a Credit Agreement with Wells Fargo Bank, whereby FARES borrowed $100.0 million for the purpose of consummating a business merger. This loan was subsequently repaid in full in 2007. The Company guaranteed repayment of the loan pursuant to a Continuing Guaranty, dated as of February 2, 2007, between the Company and Wells Fargo Bank, NA. The business merger involved the Company’s First American Real Estate Solutions (RES) division, a part of its FARES subsidiary, and Sacramento, Calif.-based CoreLogic Systems, Inc., a leading provider of mortgage risk assessment and fraud prevention solutions. The merger resulted in a new, combined company, majority owned by FARES. FARES owns approximately 82 percent of the economic interests of the combined company through the ownership of high vote Class B shares. CoreLogic’s stockholders own approximately 18 percent of the economic interests of the combined company through the ownership of Class A shares. In addition to the Class A shares, CoreLogic’s stockholders received cash consideration of $100.0 million. To finance the cash consideration, FARES made a loan of $100.0 million to the combined company. Fifty million dollars of the loan from FARES to the combined entity was repaid in 2007 and the remainder in 2008.

In December 2007, First American Corelogic, Inc. (First American CoreLogic) entered into a secured financing arrangement with Banc of America Leasing & Capital, LLC. The initial borrowing under the arrangement was $50 million in 2007 with an additional $50 million borrowed in January 2008. Borrowings under the arrangement are secured by the capitalized software and data of First American Corelogic and are guaranteed by FARES.

Off-balance sheet arrangements and contractual obligations. The Company administers escrow and trust deposits as a service to its customers. Escrow deposits totaled $5.0 billion and $8.7 billion at December 31, 2007 and 2006, respectively, of which $679.7 million and $755.4 million were held at the Company’s trust company and thrift company. The escrow deposits held at the Company’s trust company and thrift company are included in the accompanying consolidated balance sheets. The remaining escrow deposits were held at third-party financial institutions. Trust deposits totaled $3.7 billion and $3.3 billion at December 31, 2007 and 2006, respectively, and were held at the Company’s trust company. Escrow deposits held at third-party financial institutions and trust deposits are not considered assets of the Company and, therefore, are not included in the accompanying consolidated balance sheets. However, the Company remains contingently liable for the disposition of these assets.

In addition, the Company facilitates tax-deferred property exchanges for customers pursuant to Section 1031 of the Internal Revenue Code and tax-deferred reverse exchanges pursuant to Revenue Procedure 2000-37. As a facilitator and intermediary, the Company holds the proceeds from sales transactions and takes temporary title to property identified by the customer to be acquired with such proceeds. Upon the completion of such exchange the identified property is transferred to the customer or, if the exchange does not take place, an amount equal to the sales proceeds or, in the case of a reverse exchange, title to the property held by the Company is transferred to the customer. Like-kind exchange funds held by the Company for the purpose of completing such transactions totaled $1.5 billion and $2.0 billion at December 31, 2007 and 2006, respectively. Though the Company is the legal and beneficial owner of such proceeds and property, due to the structure utilized to facilitate these transactions, the proceeds and property are not considered assets of the Company for accounting purposes and, therefore, are not included in the accompanying consolidated balance sheets. The Company remains contingently liable to the customer for the transfers of property, disbursements of proceeds and the return on the proceeds.

A summary, by due date, of the Company’s total contractual obligations at December 31, 2007, is as follows:

	Notes and contracts payable	Interest on notes and contracts payable	Operating leases	Claim losses	Deferrable interest subordinated notes	Total
2008	$436,815	$47,516	$231,203	$338,178	—	$1,053,712
2009	71,913	36,394	164,917	207,841	—	481,065
2010	56,227	33,879	107,326	167,343	—	364,775
2011	30,322	29,580	72,673	126,036	—	258,611
2012	18,877	28,348	53,628	96,121	$100,000	296,974
Later years	291,892	150,944	99,481	422,113	—	964,430

	$906,046	$326,661	$729,228	$1,357,632	$100,000	$3,419,567

The timing of claim payments are estimated and are not set contractually. Nonetheless, based on historical claims experience, we anticipate the above payment patterns. Changes in future claim settlement patterns, judicial decisions, legislation, economic conditions and other factors could affect the timing and amount of actual claim payments. The Company is not able to reasonably estimate the timing of payments, or the amount by which the liability for uncertain tax positions under FIN 48 will increase or decrease over time; therefore the FIN 48 liability of $45.0 million has not been included in the contractual obligations table (see Note 13 to the consolidated financial statements).

Pursuant to various insurance and other regulations, the maximum amount of dividends, loans and advances available to the Company in 2008 from its insurance subsidiaries is $112.4 million. Such restrictions have not had, nor are they expected to have, an impact on the Company’s ability to meet its cash obligations. See Note 2 to the consolidated financial statements.

On May 18, 2004, the Company announced that its Board of Directors adopted a plan authorizing the repurchase of $100.0 million of its common shares. On May 19, 2005, the Company announced an amendment to this plan increasing the amount of shares that the Company may repurchase to $200.0 million. On June 26, 2006, the Company announced a further amendment to this plan, increasing the amount of shares that may be repurchased to $500.0 million. Between inception of the plan and December 31, 2007, the Company had repurchased and retired 10.5 million of its common shares for a total purchase price of $439.6 million. On January 15, 2008, the Company announced a further amendment to this plan, increasing the amount of shares that may be repurchased to $800.0 million with current remaining capacity of $360.4 million.

Due to the Company’s significant liquid-asset position and its consistent ability to generate cash flows from operations, management believes that its resources are sufficient to satisfy its anticipated operational cash requirements.

the Company announced a further amendment to this plan, increasing the amount of shares that may be repurchased to $500.0 million. Between inception of the plan and December 31, 2007, the Company had repurchased and retired 10.5 million of its common shares for a total purchase price of $439.6 million. On January 15, 2008, the Company announced a further amendment to this plan, increasing the amount of shares that may be repurchased to $800.0 million with current remaining capacity of $360.4 million.

Due to the Company’s significant liquid-asset position and its consistent ability to generate cash flows from operations, management believes that its resources are sufficient to satisfy its anticipated operational cash requirements.

Item 8.    Financial Statements and Supplementary Data

Separate financial statements for subsidiaries not consolidated and 50% or less owned persons accounted for by the equity method have been omitted because, if considered in the aggregate, they would not constitute a significant subsidiary.

Financial statement schedules not listed are either omitted because they are not applicable or the required information is shown in the consolidated financial statements or in the notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

The First American Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The First American Corporation and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not included herein) which appears in The First American Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation as of January 1, 2006, the manner in which it accounts for defined benefit pension and other postretirement plans as of December 31, 2006 and the manner in which it accounts for uncertain income tax positions as of January 1, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) which appears in The First American Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, management has excluded CoreLogic Systems, Inc. from its assessment of internal control over financial reporting as of December 31, 2007 because it was acquired by the Company in a purchase business combination during 2007. We have also excluded CoreLogic Systems, Inc. from our audit of internal control over financial reporting. CoreLogic Systems, Inc. is a majority owned subsidiary of the Company whose total assets and total revenues represent 2.1% and 0.8%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2007.

/s/ PRICEWATERHOUSECOOPERS LLP

Orange County, California

February 29, 2008, except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as it relates to the change in segments discussed in Notes 6 and 23 and Schedule III, as to which the date is November 26, 2008

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	December 31
	2007	2006
ASSETS
Cash and cash equivalents	$1,162,569	$1,404,884

Accounts and accrued income receivable, less allowances ($51,639 and $62,467)	559,996	557,957

Income taxes receivable	39,187	—

Investments:
Deposits with savings and loan associations and banks	198,055	111,875
Debt securities	1,368,212	1,185,915
Equity securities	147,102	53,988
Other long-term investments	457,764	578,738

	2,171,133	1,930,516

Loans receivable, net	116,751	101,641

Property and equipment, net	755,435	741,691

Title plants and other indexes	645,679	585,794

Deferred income taxes	23,274	43,890

Goodwill	2,567,340	2,307,384

Other intangible assets, net	346,207	275,992

Other assets	260,350	274,536

	$8,647,921	$8,224,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$743,685	$806,326

Accounts payable and accrued liabilities:
Accounts payable	152,989	159,923
Salaries and other personnel costs	280,394	286,771
Pension costs and other retirement plans	300,782	352,957
Other	389,459	245,495

	1,123,624	1,045,146

Deferred revenue	756,202	753,466

Reserve for known and incurred but not reported claims	1,357,632	936,989

Income taxes payable	—	20,265

Notes and contracts payable	906,046	847,991

Deferrable interest subordinated notes	100,000	100,000

	4,987,189	4,510,183

Minority interests in consolidated subsidiaries	675,907	512,049

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized—500 shares; Outstanding—None
Common stock, $1 par value
Authorized—180,000 shares; Outstanding— 91,830 and 96,484 shares	91,830	96,484
Additional paid-in capital	762,734	983,421
Retained earnings	2,205,994	2,297,432
Accumulated other comprehensive loss	(75,733)	(175,284)

Total stockholders’ equity	2,984,825	3,202,053

	$8,647,921	$8,224,285

See Notes to Consolidated Financial Statements

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Year Ended December 31
	2007	2006	2005
Revenues:
Operating revenues	$7,812,035	$8,239,113	$7,857,638
Investment and other income	308,476	267,594	211,728
Gain on stock issued by subsidiary	9,426	9,290	25,658
Net realized investment gains	65,668	6,056	9,727

	8,195,605	8,522,053	8,104,751

Expenses:
Salaries and other personnel costs	2,603,551	2,571,353	2,428,913
Premiums retained by agents	2,096,614	2,393,348	2,298,622
Other operating expenses	2,072,733	1,951,911	1,746,835
Provision for title losses and other claims	893,945	656,947	457,030
Depreciation and amortization	232,339	206,925	157,439
Premium taxes	65,720	71,759	64,193
Interest	78,640	72,907	53,977

	8,043,542	7,925,150	7,207,009

Income before income taxes and minority interests	152,063	596,903	897,742
Income taxes	43,689	220,100	323,500

Income before minority interests	108,374	376,803	574,242
Minority interests	111,493	89,127	93,862

Net (loss) income	(3,119)	287,676	480,380

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities	42,600	975	(8,250)
Foreign currency translation adjustments	15,781	5,521	(853)
Minimum pension liability adjustment	41,170	(8,827)	(35,652)

	99,551	(2,331)	(44,755)

Comprehensive income	$96,432	$285,345	$435,625

Net income per share:
Basic	$(0.03)	$2.99	$5.09

Diluted	$(0.03)	$2.92	$4.92

Weighted-average common shares outstanding:
Basic	94,649	96,206	94,351

Diluted	94,649	98,653	97,691

See Notes to Consolidated Financial Statements

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Shares	Common Stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
Balance at December 31, 2004	90,058	$90,058	$792,916	$1,667,225	$(81,061)	$2,469,138
Net income for 2005	—	—	—	480,380	—	480,380
Dividends on common shares	—	—	—	(68,636)	—	(68,636)
Purchase of Company shares	(1,254)	(1,254)	(46,942)	—	—	(48,196)
Conversion of debt	16	16	635	—	—	651
Shares issued in connection with company acquisitions	2,379	2,379	85,626	—	—	88,005
Shares issued in connection with option, benefit and savings plans	4,661	4,661	125,987	—	—	130,648
Adjustment for APB 25 expense	—	—	(1,502)	—	—	(1,502)
Other comprehensive loss (Note 20)	—	—	—	—	(44,755)	(44,755)

Balance at December 31, 2005	95,860	95,860	956,720	2,078,969	(125,816)	3,005,733
Net income for 2006	—	—	—	287,676	—	287,676
Dividends on common shares	—	—	—	(69,213)	—	(69,213)
Purchase of Company shares	(1,158)	(1,158)	(45,360)	—	—	(46,518)
Conversion of debt	467	467	13,548	—	—	14,015
Shares issued in connection with company acquisitions	833	833	31,910	—	—	32,743
Shares issued in connection with option, benefit and savings plans	482	482	11,868	—	—	12,350
Share-based compensation expense	—	—	14,735	—	—	14,735
Adjustment to initially apply SFAS 158, net of tax	—	—	—	—	(47,137)	(47,137)
Other comprehensive loss (Note 20)	—	—	—	—	(2,331)	(2,331)

Balance at December 31, 2006	96,484	96,484	983,421	2,297,432	(175,284)	3,202,053

Net loss for 2007	—	—	—	(3,119)	—	(3,119)
Dividends on common shares	—	—	—	(82,933)	—	(82,933)
Purchase of Company shares	(6,648)	(6,648)	(299,304)	—	—	(305,952)
Shares issued in connection with company acquisitions	19	19	627	—	—	646
Shares issued in connection with option, benefit and savings plans	1,975	1,975	59,211	—	—	61,186
Share-based compensation expense	—	—	18,779	—	—	18,779
Dividends paid deduction	—	—	—	2,720	—	2,720
Adjustment to adopt FIN 48	—	—	—	(8,106)	—	(8,106)
Other comprehensive income (Note 20)	—	—	—	—	99,551	99,551

Balance at December 31, 2007	91,830	$91,830	$762,734	$2,205,994	$(75,733)	$2,984,825

See Notes to Consolidated Financial Statements

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,119)	$287,676	$480,380
Adjustments to reconcile net income to cash provided by operating activities:
Provision for title losses and other claims	893,945	656,947	457,030
Depreciation and amortization	232,339	206,925	157,439
Minority interests in net income	111,493	89,127	93,862
Net realized investment gains	(75,094)	(15,346)	(35,385)
Share-based compensation	43,407	25,654	2,144
Equity in earnings of affiliates	(47,708)	(44,534)	(62,819)
Changes in assets and liabilities excluding effects of company acquisitions and noncash transactions:
Claims paid, including assets acquired, net of recoveries	(487,665)	(382,514)	(372,969)
Net change in income tax accounts	(95,479)	(42,894)	153,273
Decrease (increase) in accounts and accrued income receivable	12,455	(53,570)	(7,666)
Increase (decrease) in accounts payable and accrued liabilities	32,308	(78,243)	27,823
(Decrease) increase in deferred revenue	(8,082)	(10,458)	20,501
Other, net	50,809	(26,627)	11,596

Cash provided by operating activities	659,609	612,143	925,209

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash effect of company acquisitions/dispositions	(239,543)	(261,589)	(378,620)
Net (increase) decrease in deposits with banks	(86,180)	(19,417)	24,661
Purchases of debt and equity securities	(672,264)	(522,948)	(609,468)
Proceeds from sales of debt and equity securities	176,047	227,706	55,977
Proceeds from maturities of debt securities	289,378	206,111	176,060
Net decrease (increase) in other long-term investments	256,005	(31,016)	65,209
Origination and purchases of loans and participations	(37,066)	(25,697)	(29,401)
Net decrease in loans receivable after originations and others	21,956	18,868	35,930
Capital expenditures	(229,108)	(219,760)	(200,856)
Purchases of capitalized data	(25,319)	(23,301)	(21,216)
Proceeds from sale of property and equipment	57,699	5,328	11,055

Cash used for investing activities	(488,395)	(645,715)	(870,669)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in demand deposits	(62,641)	113,151	293,746
Proceeds from issuance of notes	497,016	105,808	187,081
Repayment of debt	(465,881)	(200,805)	(201,955)
Purchase of Company shares	(305,952)	(46,518)	(48,196)
Proceeds from exercise of stock options	42,189	5,779	45,316
Proceeds from issuance of stock to employee benefit plans	8,568	5,684	8,942
Contributions from minority shareholders	19,037	7,926	10,700
Distributions to minority shareholders	(72,976)	(46,066)	(60,773)
Excess tax benefits from share-based compensation	7,103	1,446	—
Cash dividends	(79,992)	(69,093)	(64,900)

Cash (used for) provided by financing activities	(413,529)	(122,688)	169,961

Net (decrease) increase in cash and cash equivalents	(242,315)	(156,260)	224,501
Cash and cash equivalents—Beginning of year	1,404,884	1,561,144	1,336,643

Cash and cash equivalents—End of year	$1,162,569	$1,404,884	$1,561,144

SUPPLEMENTAL INFORMATION:
Cash paid during the year for:
Interest	$65,419	$69,467	$51,434
Premium taxes	$67,524	$68,428	$56,570
Income taxes	$150,139	$246,401	$193,174
Noncash operating, investing and financing activities:
Shares issued for benefits plans	$—	$—	$76,390
Shares issued in repayment of convertible debt	$—	$14,015	$651
Company acquisitions in exchange for common stock	$647	$32,743	$88,005
Liabilities assumed in connection with company acquisitions	$146,955	$125,622	$278,793
Impact of adoption of FIN 48	$78,734	$—	$—
Exchange of net assets for interest in unconsolidated affiliate	$39,193	$—	$—

See Notes to Consolidated Financial Statements

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Description of the Company:

The Company, through its subsidiaries, is engaged in the business of providing business information and related products and services. The Company has five reporting segments that fall within two primary business groups, financial services and information solutions. The financial services group includes the Company’s title insurance and services segment and its specialty insurance segment. The title insurance and services segment issues residential and commercial title insurance policies, accommodates tax-deferred exchanges and provides escrow services, investment advisory services, trust services, lending and deposit products and other related products and services. The specialty insurance segment issues property and casualty insurance policies and sells home warranty products. The Company’s information and outsourcing solutions, data and analytic solutions and risk mitigation and business solutions segments comprise its information solutions group. The information and outsourcing solutions segment offers real estate tax reporting and outsourcing, flood zone certification and monitoring, default management services, document preparation and other real estate related services. The data and analytic solutions segment licenses and analyzes data relating to real property, offers risk management and collateral assessment analytics, provides database management and offers appraisal and broker price opinion services. The risk mitigation and business solutions segment, which is comprised entirely of the Company’s publicly traded First Advantage Corporation (First Advantage) subsidiary, provides specialty credit reports to the mortgage lending and automotive lending industries, provides employment background screening, hiring management solutions, payroll and human resource management, corporate tax and incentive services, drug-free workplace programs and other occupational health services, employee assistance programs, resident screening and renter’s insurance, investigative services, computer forensics and electronic discovery services, motor vehicle records, transportation business credit services, automotive lead generation services, and supply chain security services.

On January 15, 2008, the Company announced its intention to spin-off its financial services companies, consisting primarily of its title insurance and specialty insurance reporting segments, into a separate public company to be called First American Financial Corporation. The information solutions companies, which consist primarily of the current data and analytic solutions, information and outsourcing solutions and risk mitigation and business solutions segments, will remain at the existing holding company, which will be renamed prior to the separation. The transaction, which the Company anticipates will be tax-free to its shareholders, is expected to close in the third quarter of 2008.

Significant Accounting Policies:

Principles of consolidation

The consolidated financial statements include the accounts of The First American Corporation and all controlled subsidiaries. All significant intercompany transactions and balances have been eliminated. Equity investments in which the Company exercises significant influence, but does not control, and is not the primary beneficiary are accounted for using the equity method. Dividends from equity method investments for the years ended December 31, 2007 and 2006 were $60.4 million and $37.4 million, respectively. Investments in which the Company does not exercise significant influence over the investee are accounted for under the cost method.

Certain 2005 and 2006 amounts have been reclassified to conform to the 2007 presentation.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the statements. Actual results could differ from the estimates and assumptions used.

Cash equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted for statutory deposit or premium reserve requirements.

Investments

Deposits with savings and loan associations and banks are short-term investments with initial maturities of more than 90 days.

Debt securities are carried at fair value and consist primarily of investments in obligations of the United States Treasury, various corporations, certain state and political subdivisions and mortgage-backed securities.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equity securities are carried at fair value and consist primarily of investments in marketable common stocks of corporate entities.

Other long-term investments consist primarily of investments in affiliates, which are accounted for under the equity method of accounting or the cost method of accounting, and notes receivable and other investments, which are carried at the lower of cost or fair value less costs to sell.

The Company classifies its debt and equity securities portfolio as available-for-sale. This portfolio is continually monitored for differences between the cost and estimated fair value of each security. If the Company believes that a decline in the value of a debt or equity security is temporary in nature, it records the decline as an unrealized loss in stockholders’ equity. If the decline is believed to be other than temporary, the debt or equity security is written down to fair value and a realized loss is recorded on the Company’s statement of income. Management’s assessment of a decline in value includes, among other things, its current judgment as to the financial position and future prospects of the entity that issued the security. If that judgment changes in the future, the Company may ultimately record a realized loss after having initially concluded that the decline in value was temporary.

Property and equipment

Property and equipment includes computer software acquired or developed for internal use and for use with the Company’s products. Software development costs, which include capitalized interest costs and certain payroll-related costs of employees directly associated with developing software, in addition to incremental payments to third parties, are capitalized from the time technological feasibility is established until the software is ready for use.

Depreciation on buildings and on furniture and equipment is computed using the straight-line method over estimated useful lives of 25 to 40 and 3 to 10 years, respectively. Capitalized software costs are amortized using the straight-line method over estimated useful lives of 3 to 10 years.

Title plants and other indexes

Title plants and other indexes include the Company’s title plants, flood zone databases and capitalized real estate data. Title plants and flood zone databases are carried at original cost, with the costs of daily maintenance (updating) charged to expense as incurred. Because properly maintained title plants and flood zone databases have indefinite lives and do not diminish in value with the passage of time, no provision has been made for depreciation or amortization. The carrying value for the flood zone certification database as of December 31, 2007 and 2006 is $52.9 million.

Capitalized real estate data, which is primarily used by the Company’s data and analytic solutions segment, is amortized using the straight-line method over estimated useful lives of 5 to 15 years. Amortization expense for the capitalized real estate data was $13.2 million, $11.8 million and $10.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Company continually analyzes its title plant and other indexes for impairment. This analysis includes, but is not limited to, the effects of obsolescence, duplication, demand and other economic factors.

Assets acquired in connection with claim settlements

In connection with settlement of title insurance and other claims, the Company sometimes purchases mortgages, deeds of trust, real property or judgment liens. These assets, sometimes referred to as “salvage assets,” are carried at the lower of cost or fair value less costs to sell and are included in “Other assets” in the Company’s consolidated balance sheets. The balance for these assets was $38.9 million and $40.4 million at December 31, 2007 and 2006, respectively.

Goodwill

Goodwill is not amortized but is tested at least annually for impairment. The Company has selected September 30 as the annual valuation date to test goodwill for impairment. As of December 31, 2007 and 2006, no indications of impairment were identified.

Other intangible assets

The Company’s intangible assets consist of covenants not to compete, customer lists, trademarks and licenses. Each of these intangible assets, excluding licenses, are amortized on a straight-line basis over their useful lives ranging from 2 to 20 years and are subject to impairment tests on a periodic basis. Licenses are an intangible asset with an indefinite life and are therefore not amortized but rather tested for impairment by comparing the fair value of the license with its carrying value when an indicator of potential impairment has occurred. The carrying value for licenses as of December 31, 2007 and 2006 is $18.9 million and $17.7 million, respectively.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of long-lived assets and loans receivable

Management uses estimated future cash flows (undiscounted and excluding interest) to measure the recoverability of long-lived assets held and used whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable.

During the year ending December 31, 2007, the Company recorded impairments of long-lived assets totaling $12.3 million at the corporate level. As of December 31, 2006 no indications of impairment were identified. In addition, the Company carries long-lived assets held for sale at the lower of cost or market as of the date that certain criteria have been met. As of December 31, 2007 and 2006 no long-lived assets were classified as held for sale.

The Company has a $75.0 million investment in non-voting convertible preferred stock of a diversified provider of real estate settlement and related services that was subject to redemption on September 30, 2007, but was not redeemed as of that date. Based on the terms of the security, the convertible preferred stock was expected to be converted into common stock of that entity in the fourth quarter of 2007 based upon its appraised value, as determined by three independent appraisal firms. To date, that conversion has not occurred and based on the estimated fair value, the Company has recognized an impairment loss on the non-voting convertible preferred stock of $60.1 million. Additionally, during 2007 the Company recognized $56.1 million of impairment losses on investment in affiliates and other long-term investments including $13.7 million in the title insurance and services segment, $22.2 million in the data and analytic solutions segment and $20.2 million at the corporate level.

Loans receivable are impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans receivable are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate. As a practical expedient, the loan may be valued based on its observable market price or the fair value of the collateral, if the loan is collateral-dependent. No indications of impairment of loans receivable were identified during the three-year period ended December 31, 2007.

Reserve for known and incurred but not reported claims

The Company provides for title insurance losses by a charge to expense when the related premium revenue is recognized. The amount charged to expense is generally determined by applying a rate (the loss provision rate) to total title insurance operating revenues. The Company’s management estimates the loss provision rate at the beginning of each year and reassesses the rate quarterly to ensure that the resulting incurred but not reported (IBNR) loss reserve included in the Company’s consolidated balance sheets reflects management’s best estimate of the total costs required to settle all IBNR claims. If the ending reserve is not considered adequate, an adjustment is recorded.

During 2007, the Company hired a chief actuary to assist management in the process of assessing the loss provision rate and the resulting IBNR reserve. This process involves evaluation of the results of both an in-house actuarial review and independent actuarial study. The Company’s in-house actuary performs a reserve analysis utilizing generally accepted actuarial methods that incorporates cumulative historical claims experience and information provided by in-house claims and operations personnel. Current economic and business trends are also reviewed and used in the reserve analysis. These include real estate and mortgage markets conditions, including among others changes in residential and commercial real estate values, and changes in the levels of defaults and foreclosures that may affect claims levels and patterns of emergence, as well as any company-specific factors that may be relevant to past and future claims experience. Results from the analysis include, but are not limited to, a range of IBNR reserve estimates and a single point estimate for IBNR as of the balance sheet date.

Generally, twice a year, an independent third-party actuary produces a report with estimates and projections of the same financial items described above. The third party actuary’s analysis uses generally accepted actuarial techniques and factoring methods that may in whole or in part be different from those used by the in-house actuary. The third party actuary’s report is a second estimate that is used to validate the accuracy of the in-house analysis.

The Company’s management uses the point estimate of the projected IBNR from the in-house actuary’s analysis and other relevant information it may have concerning claims to determine what it considers to be the best estimate of the total amount required to settle all IBNR claims.

Title insurance policies are long-duration contracts with the majority of the claims reported to the Company within the first few years following the issuance of the policy. Generally, 70 to 80 percent of claims become known in the first five years of the policy life, and the majority of IBNR reserves relate to the five most recent policy years. A material change in expected ultimate losses and corresponding loss rates for policy years older than five years is not considered reasonably likely by the Company. However, changes in expected ultimate losses and corresponding loss rates for recent policy years is considered likely and could result in a material adjustment to the IBNR reserves. Based on historical experience, the Company believes that a 50 basis point change to the loss rates

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the most recent policy years, positive or negative, is reasonably likely given the long duration nature of a title insurance policy. For example, if the expected ultimate losses for each of the last five policy years increased or decreased by 50 basis points, the resulting impact on the IBNR reserve would be an increase or decrease, as the case may be, of $131.9 million. The estimates made by management in determining the appropriate level of IBNR reserves could ultimately prove to be inaccurate and actual claims experience may vary from the expected claims experience.

In determining its best estimate of the appropriate IBNR reserve at December 31, 2007, management selected the single point estimate provided by the in-house year end actuarial analysis and a sensitivity analysis looking at the impact of the current and expected market conditions. There is no difference between the in-house actuary’s single point estimate of likely loss exposure and the Company’s IBNR balance at December 31, 2007.

The Company provides for property and casualty insurance losses when the insured event occurs. The Company provides for claims losses relating to its home warranty business based on the average cost per claim as applied to the total of new claims incurred. The average cost per home warranty claim is calculated using the average of the most recent 12 months of claims experience.

Operating revenues

Financial Services Group—Title premiums on policies issued directly by the Company are recognized on the effective date of the title policy and escrow fees are recorded upon close of the escrow. Revenues from title policies issued by independent agents are recorded when notice of issuance is received from the agent, which is generally when cash payment is received by the Company.

Revenues from home warranty contracts are recognized ratably over the 12-month duration of the contracts. Revenues from property and casualty insurance policies are recognized ratably over the 12-month duration of the policies.

Interest on loans with the Company’s thrift subsidiary is recognized on the outstanding principal balance on the accrual basis. Loan origination fees and related direct loan origination costs are deferred and recognized over the life of the loan. Revenues earned by the other products in the trust and banking operations of the Company are recognized at the time of delivery, as the Company has no significant ongoing obligation after delivery.

Information Solutions Group—The Company’s tax service division defers the tax service fee and recognizes that fee as revenue ratably over the expected service period. The amortization rates applied to recognize the revenues assume a 10-year contract life and are adjusted to reflect prepayments. The Company reviews its tax service contract portfolio quarterly to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments. Accordingly, the Company may adjust the rates to reflect current trends. Subscription-based revenues are recognized ratably over the contractual term of the subscription. Revenues earned by most other products in the information solutions group are recognized at the time of delivery, as the Company has no significant ongoing obligation after delivery.

Premium taxes

Title insurance, property and casualty insurance and home warranty companies, like other types of insurers, are generally not subject to state income or franchise taxes. However, in lieu thereof, most states impose a tax based primarily on insurance premiums written. This premium tax is reported as a separate line item in the consolidated statements of income in order to provide a more meaningful disclosure of the taxation of the Company.

Income taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized.

The Company adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48) as of January 1, 2007. FIN 48 clarifies the accounting for uncertainties in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” by prescribing guidance for the recognition, derecognition and measurement in financial statements of income tax positions taken in previously filed returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 requires that any liability created for unrecognized tax benefits be disclosed. The application of FIN 48 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. As a result of the adoption of FIN 48, the Company recorded a cumulative effect adjustment of $8.1 million as a reduction to retained earnings.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Share-based compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R). This standard is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. Effective January 1, 2006, the Company adopted SFAS 123R, which establishes standards for share-based awards for employee services. SFAS 123R has two transition method applications to choose from and the Company selected the modified-prospective method, under which prior periods are not revised for comparative purposes. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized over the period during which an employee is required to provide services in exchange for the award. In accordance with the modified prospective method, the Company continues to use the Black-Scholes option-pricing model for all unvested options as of December 31, 2005. The Company has selected the binomial lattice option-pricing model to estimate the fair value for any options granted after December 31, 2005. In conjunction with the adoption of SFAS 123R, the Company changed the method of attributing the value of share-based compensation expense from the accelerated multiple-option method to the straight-line single option method. Compensation expense for all share-based awards granted prior to January 1, 2006 is recognized using the accelerated multiple-option approach, while compensation expense for all share-based awards granted subsequent to January 1, 2006, is recognized using the straight-line single option method unless another expense attribution model is required by SFAS 123R. As stock-based compensation expense recognized in the results of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to 2006, forfeitures were recognized as they occurred. The Company elected to apply the long-form method for determining the pool of windfall tax benefits and had a pool of windfall tax benefits upon adoption of SFAS 123R.

In 2007, the Company changed from granting stock options as the primary means of share-based compensation to granting restricted stock units (RSU). The fair value of any RSU grant is based on the market value of the Company’s shares on the date of grant and is generally recognized as compensation expense over the vesting period. Restricted stock units receive dividend equivalents in the form of restricted stock units having the same vesting requirements as the restricted stock units initially granted. The fair value of any RSU grant is based on the market value of the Company’s shares on the date of grant and is recognized as compensation expense over the vesting period. RSUs granted to certain key employees have graded vesting and have a service and performance requirement and are therefore expensed using the accelerated multiple-option method to record share-based compensation expense. All other RSU awards have graded vesting and service is the only requirement to vest in the award and are therefore generally expensed using the straight-line single option method to record share-based compensation expense. RSUs receive dividend equivalents in the form of restricted stock units having the same vesting requirements as the restricted stock units initially granted.

In addition to stock options, the Company has an employee stock purchase plan that allows eligible employees to purchase common stock of the Company at 85.0% of the closing price on the last day of each month. Under the provisions of SFAS 123R, the Company recognizes an expense in the amount equal to the discount. For the twelve months ended December 31, 2007 and 2006, the amount of the discount was $1.5 million and $1.0 million, respectively.

Prior to the adoption of SFAS 123R, the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Share-based Compensation”, (SFAS 123). Under APB 25, compensation cost is measured as of the date the number of shares and exercise price become fixed. The terms of the award are generally fixed on the date of grant, requiring the stock option to be accounted for as a fixed award. Compensation expense was measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the exercise price of the stock option granted. Under APB 25, compensation cost for stock options was recognized over the vesting period.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had the Company determined compensation cost based on the fair value for its stock options at grant date, 2005 net income and earnings per share would have been reduced to the pro forma amounts as follows:

Year ended December 31 2005
(in thousands, except per share amounts)
Net income:
Net income	$480,380
Add: APB No. 25 compensation recognized, net of tax	1,344
Less: stock based compensation expense, net of tax	(12,959)

Pro forma	$468,765

Net income per share:
Net income per share:
Basic	$5.09
Diluted	$4.92
Pro forma:
Basic	$4.97
Diluted	$4.80

Earnings per share

Basic earnings per share are computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that net income is increased by the effect of interest expense, net of tax, on the Company’s convertible debt; and the weighted-average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if dilutive stock options had been exercised, restricted stock units were vested and the debt had been converted. The dilutive effect of stock options and unvested restricted stock units is computed using the treasury stock method, which assumes any proceeds that could be obtained upon the exercise of stock options and vesting of restricted stock units would be used to purchase common shares at the average market price for the period. The assumed proceeds include the purchase price the grantee pays, the hypothetical windfall tax benefit that the Company receives upon assumed exercise or vesting and the hypothetical average unrecognized compensation expense for the period. The Company calculates the assumed proceeds from excess tax benefits based on the “as-if” deferred tax assets calculated under the provision of SFAS 123R.

Employee Benefit Plans

Effective December 31, 2006, the Company adopted the recognition provisions of Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, and No. 132(R) “Employers” Disclosures About Pensions and Other Post Retirement Benefits”, (SFAS 158), (SFAS 87), (SFAS 88), (SFAS 106) and (SFAS 132R). This standard requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability on their balance sheets and recognize changes in the funded status in the year in which changes occur, through other comprehensive income, (a component of shareholders’ equity). The funded status is measured as the difference between the fair value of plan assets and benefit obligation (the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for the other postretirement plans). Actuarial gains and losses and prior service costs and credits that have not been recognized as a component of net periodic benefit cost as of the statement adoption date are recorded as a component of accumulated other comprehensive income. This standard also requires plan assets and obligations to be measured as of the employer’s balance sheet date. The measurement provision of this standard will be effective for years ending after December 15, 2008, with early application encouraged. The Company is already utilizing the measurement provisions of the standard.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the adoption of the recognition provisions of SFAS 158 discussed below, the Company accounted for its defined benefit pension plans under SFAS 87. SFAS 87 required that a liability (minimum pension liability) be recorded as a non-cash charge to accumulated other comprehensive income in stockholder’s equity. Under SFAS 87, changes in the funded status were not immediately recognized; rather they were deferred and recognized ratably over future periods. Upon adoption of the recognition provisions of SFAS 158, the Company recognized the amounts of prior charges in the funded status of its post-retirement benefit plans through accumulated other comprehensive income. As a result, the Company recognized the following adjustments in individual line items of its Consolidated Balance Sheet as of December 31, 2006:

	Prior to application of SFAS 158	Adjustments	After application of SFAS 158
	(in thousands)
Other intangible assets, net	$276,211	$(219)	$275,992
Accrued pension costs and other retirement plans	$280,658	$72,299	$352,957
Deferred income taxes	$18,509	$25,381	$43,890
Accumulative other comprehensive loss	$(128,147)	$(47,137)	$(175,284)
Total stockholders’ equity	$3,249,190	$(47,137)	$3,202,053

Foreign Currency

The Company operates foreign subsidiaries in countries including Australia, Canada, China, Hong Kong, Ireland, Latin America, New Zealand, India, South Korea, the United Kingdom, Bulgaria, Croatia, the Czech Republic, Hungary, Poland, Romania, the Slovak Republic, Turkey, Spain and other territories and countries. The functional currencies of the Company’s foreign subsidiaries are their respective local currencies. The financial statements of the foreign subsidiaries are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, stockholders’ equity at the historical rates of exchange, and income and expense amounts at average rates prevailing throughout the period. Translation adjustments resulting from the translation of the subsidiaries’ accounts are included in “Accumulated other comprehensive income,” a separate component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included within “Other operating expenses.”

Risk of real estate market

Real estate activity is cyclical in nature and is affected greatly by the cost and availability of long-term mortgage funds. Real estate activity and, in turn, the majority of the Company’s revenues can be adversely affected during periods of high interest rates, limited money supply and/or declining real estate values.

Escrow and trust deposits

The Company administers escrow and trust deposits as a service to its customers. Escrow deposits totaled $5.0 billion and $8.7 billion at December 31, 2007 and 2006, respectively, of which $679.7 million and $755.4 million were held at the Company’s Trust Company and the Thrift. The escrow deposits held at the Company’s Trust Company and Thrift are included in the accompanying consolidated balance sheets, with $679.7 million included in debt securities at December 31, 2007 and $143.5 million included in cash and cash equivalents and $611.9 million included in debt securities at December 31, 2006, with offsetting liabilities included in demand deposits. The remaining escrow deposits were held at third party financial institutions. Trust deposits totaled $3.7 billion and $3.3 billion at December 31, 2007 and 2006, respectively, and were held at the Company’s Trust Company. Escrow deposits held at third-party financial institutions and trust deposits are not considered assets of the Company and, therefore, are not included in the accompanying consolidated balance sheets. However, the Company remains contingently liable for the disposition of these assets.

In conducting its operations, the Company often holds customers’ assets in escrow, pending completion of real estate transactions. As a result of holding these customers’ assets in escrow, the Company has ongoing programs for realizing economic benefits, including investment programs, borrowing agreements, and vendor services arrangements with various financial institutions. The effects of these programs are included in the consolidated financial statements as income or a reduction in expense, as appropriate, based on the nature of the arrangement and benefit earned.

Like-kind exchanges

The Company facilitates tax-deferred property exchanges pursuant to Section 1031 of the Internal Revenue Code and tax-deferred reverse exchanges pursuant to Revenue Procedure 2000-37. As a facilitator and intermediary, the Company holds the proceeds from sales transactions and takes temporary title to property identified by the customer to be acquired with such proceeds. Upon the completion of such exchange the identified property is transferred to the customer or, if the exchange does not take place, an amount equal to the sales proceeds or, in the case of a reverse exchange, title to the property held by the Company, is transferred to the

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

customer. Like-kind exchange funds held by the Company for the purpose of completing such transactions totaled $1.5 billion and $2.0 billion at December 31, 2007 and 2006, respectively. Though the Company is the legal and beneficial owner of such proceeds and property, due to the structure utilized to facilitate these transactions, the proceeds and property are not considered assets of the Company for accounting purposes and, therefore, are not included in the accompanying consolidated balance sheets. The Company remains contingently liable to the customer for the transfers of property, disbursements of proceeds and a return on the proceeds.

Recent Accounting Pronouncements:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value within generally accepted accounting principles (GAAP), and expands disclosure requirements regarding fair value measurements. Although SFAS 157 does not require any new fair value measurements, its application may, in certain instances, change current practice. Where applicable, SFAS 157 simplifies and codifies fair value related guidance previously issued within GAAP. The provisions of SFAS 157 are effective for the Company on January 1, 2008 and interim periods within that fiscal year. The Company does not believe the adoption of SFAS 157 will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for the Company on January 1, 2008. The Company does not believe the adoption of SFAS 157 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R) “Business Combinations” (SFAS 141(R)). This Statement retains the fundamental requirements in Statement of Financial Accounting Standards No. 141 “Business Combinations”, that the acquisition method of accounting, previously known as the purchase method, be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) establishes principles and requirements for how the acquirer: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) requires contingent consideration to be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value to be recognized in earnings until settled. SFAS 141(R) also requires acquisition-related transaction and restructuring costs to be expensed rather than treated as part of the cost of the acquisition. The provisions for SFAS 141(R) are effective for fiscal years beginning after December 15, 2008, and interim periods within the fiscal year. SFAS 141(R) will be applied prospectively and early adoption is prohibited. The Company is currently assessing the impact of adopting SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 “Noncontrolling Interest in Consolidated Financial Statements—an amendment of ARB No. 51” (SFAS 160). SFAS 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide disclosures that identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within the fiscal year, beginning after December 15, 2008, and early adoption is prohibited. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 will be applied prospectively. The Company is currently assessing the impact of SFAS 160 on its consolidated financial statements.

NOTE 2. Statutory Restrictions on Investments and Stockholders’ Equity (unaudited):

Investments carried at $35.1 million were on deposit with state treasurers in accordance with statutory requirements for the protection of policyholders at December 31, 2007.

Pursuant to insurance and other regulations of the various states in which the Company’s insurance subsidiaries operate, the amount of dividends, loans and advances available to the Company is limited, principally for the protection of policyholders. Under such statutory regulations, the maximum amount of dividends, loans and advances available to the Company from its insurance subsidiaries in 2008 is $112.4 million.

The Company’s title insurance subsidiary, First American Title Insurance Company, maintained statutory capital and surplus of $309.1 million and $753.7 million at December 31, 2007 and 2006, respectively. Statutory net income for the years ended December 31, 2007, 2006 and 2005, was $12.1 million, $187.7 million and $246.5 million, respectively.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3.    Debt and Equity Securities:

The amortized cost and estimated fair value of investments in debt securities are as follows:

	Amortized cost	Gross unrealized		Estimated fair value
		gains	losses
	(in thousands)
December 31, 2007
U.S. Treasury securities	$201,626	$2,915	$(335)	$204,206
Corporate securities	207,074	3,573	(1,675)	208,972
Obligations of states and political subdivisions	141,341	1,499	(508)	142,332
Mortgage-backed securities	821,284	1,005	(9,587)	812,702

	$1,371,325	$8,992	$(12,105)	$1,368,212

December 31, 2006
U.S. Treasury securities	$214,764	$812	$(5,910)	$209,666
Corporate securities	212,933	3,358	(3,285)	213,006
Obligations of states and political subdivisions	120,422	1,587	(792)	121,217
Mortgage-backed securities	645,876	897	(4,747)	642,026

	$1,193,995	$6,654	$(14,734)	$1,185,915

The amortized cost and estimated fair value of debt securities at December 31, 2007, by contractual maturities, are as follows:

	Amortized cost	Estimated fair value
	(in thousands)
Due in one year or less	$60,665	$60,577
Due after one year through five years	281,061	282,875
Due after five years through ten years	100,930	102,197
Due after ten years	107,385	109,861

	550,041	555,510
Mortgage-backed securities	821,284	812,702

	$1,371,325	$1,368,212

The cost and estimated fair value of investments in equity securities are as follows:

	Cost	Gross unrealized		Estimated fair value
		gains	losses
		(in thousands)
December 31, 2007
Preferred stocks	$6,600	$138	$(894)	$5,844
Common stocks	78,172	66,917	(3,831)	141,258

	$84,772	$67,055	$(4,725)	$147,102

December 31, 2006
Preferred stocks	$4,633	$304	$(50)	$4,887
Common stocks	48,151	6,954	(6,004)	49,101

	$52,784	$7,258	$(6,054)	$53,988

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of debt and equity securities was estimated primarily using quoted market prices. Sales of debt and equity securities resulted in realized gains of $3.5 million, $4.8 million and $1.7 million; and realized losses of $1.2 million, $2.7 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company had gross unrealized losses as of December 31, 2007 and December 31, 2006:

	12 months or less		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(in thousands)
December 31, 2007
Debt Securities
U.S. Treasury securities	$6,622	$25	$28,022	$310	$34,644	$335
Corporate securities	16,075	325	79,288	1,350	95,363	1,675
Obligations of states and political subdivisions	12,672	47	39,256	461	51,928	508
Mortgage-backed securities	11,849	447	633,699	9,140	645,548	9,587

Total debt securities	47,218	844	780,265	11,261	827,483	12,105
Equity securities	4,673	862	22,301	3,863	26,974	4,725

Total	$51,891	$1,706	$802,566	$15,124	$854,457	$16,830

December 31, 2006
Debt Securities
U.S. Treasury securities	$45,420	$274	$99,712	$5,636	$145,132	$5,910
Corporate securities	7,370	89	141,234	3,196	148,604	3,285
Obligations of states and political subdivisions	16,605	97	34,597	695	51,202	792
Mortgage-backed securities	5,533	53	415,344	4,694	420,877	4,747

Total debt securities	74,928	513	690,887	14,221	765,815	14,734
Equity securities	2,447	277	17,636	5,777	20,083	6,054

Total	$77,375	$790	$708,523	$19,998	$785,898	$20,788

Management has determined that the unrealized losses from debt and equity securities at December 31, 2007 are temporary in nature. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for anticipated recovery.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4.    Loans Receivable:

Loans receivable are summarized as follows:

	December 31
	2007	2006
	(in thousands)
Real estate—mortgage	$119,036	$103,207
Other	51	54

	119,087	103,261
Allowance for loan losses	(1,488)	(1,440)
Participations sold	(828)	(150)
Deferred loan fees, net	(20)	(30)

	$116,751	$101,641

Real estate loans are collateralized by properties located primarily in Southern California. The average yield on the Company’s loan portfolio was 7.58% and 7.60% for the years ended December 31, 2007 and 2006, respectively. Average yields are affected by prepayment penalties recorded as income, loan fees amortized to income and the market interest rates charged by thrift and loan institutions.

The allowance for loan losses is maintained at a level that is considered appropriate by management to provide for known risks in the portfolio.

The aggregate annual maturities for loans receivable are as follows:

Year	(in thousands)
2008	$1,875
2009	294
2010	—
2011	2,927
2012	4,909
2013 and thereafter	109,082

$119,087

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. Property and Equipment:

Property and equipment consists of the following:

	December 31
	2007	2006
	(in thousands)
Land	$39,595	$43,249
Buildings	287,011	321,147
Furniture and equipment	484,982	436,780
Capitalized software	693,957	607,469
Property under capital leases, net of deferred gain	74,190	74,190

	1,579,735	1,482,835
Accumulated depreciation and amortization	(824,300)	(741,144)

	$755,435	$741,691

In December 2004, the Company entered into a sale-leaseback transaction for certain equipment and capitalized software. This transaction, which totaled $122.0 million, was accounted for as a capital lease. As of December 31, 2007, equipment and capitalized software with a net book value of $18.4 million and $13.3 million, respectively, including accumulated depreciation of $30.5 million and $12.0 million, respectively, were leased under a capital lease. The assets and related obligation have been included in the accompanying consolidated balance sheets.

NOTE 6. Goodwill:

A reconciliation of the changes in the carrying amount of net goodwill, by operating segment, as of December 31, 2007 and 2006, is as follows:

	Balance as of January 1, 2007	Acquired during the year	Dispositions	Write- downs	Post acquisition adjustments	Balance as of December 31, 2007
Financial Services:
Title Insurance	$682,306	$32,080	$—	$—	$2,590	$716,976
Specialty Insurance	19,794	20,165	—	—	—	39,959
Information Solutions:
Information and Outsourcing Solutions	634,380	5,061	—	(6,925)	18,451	650,967
Data and Analytic Solutions	304,590	198,466	(28,260)	—	(27,827)	446,969
Risk Mitigation and Business Solutions	666,314	19,668	—	—	26,487	712,469

	$2,307,384	$275,440	$(28,260)	$(6,925)	$19,701	$2,567,340

	Balance as of January 1, 2006	Acquired during the year	Post acquisition adjustments	Balance as of December 31, 2006
	(in thousands)
Financial Services:
Title Insurance	$544,055	$156,669	$(18,418)	$682,306
Specialty Insurance	19,794	—	—	19,794
Information Solutions:
Information and Outsourcing Solutions	626,536	7,911	(67)	634,380
Data and Analytic Solutions	280,140	18,111	6,339	304,590
Risk Mitigation and Business Solutions	622,087	42,471	1,756	666,314

	$2,092,612	$225,162	$(10,390)	$2,307,384

The Company’s reporting units, for purposes of applying the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), are title insurance, home warranty, property and casualty insurance, trust and other services, mortgage origination products and services, mortgage servicing products and services, property information services, lender services, data services, dealer services, employer services, multifamily services and investigative and litigation services.

The disposition of $28.3 million relates to the contribution of a consolidated subsidiary, including the goodwill, to a newly formed unconsolidated joint venture.

The Company tests goodwill for impairment at the reporting unit level in accordance with the provisions of SFAS 142. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, goodwill is evaluated between annual tests. The Company terminated the majority of its mortgage fulfillment operations and recognized an impairment of goodwill for $6.9 million during the twelve months ended December 31, 2007. The Company’s annual testing identified no impairment charges in 2007, 2006, and 2005.

NOTE 7.    Other Intangible Assets:

Other intangible assets consist of the following:

	December 31
	2007	2006
	(in thousands)
Covenants not to compete	$66,254	$59,532
Customer lists	363,934	264,809
Trademarks and licenses	58,054	48,845

	488,242	373,186
Accumulated amortization	(142,035)	(97,194)

	$346,207	$275,992

Amortization expense for other finite-lived intangible assets was $51.1 million, $42.2 million and $28.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated amortization expense for other finite-lived intangible assets anticipated for the next five years is as follows:

Year
(in thousands)
2008	$48,839
2009	$46,732
2010	$43,725
2011	$39,515
2012	$35,590

NOTE 8.    Demand Deposits:

Escrow, passbook and investment certificate accounts are summarized as follows:

	December 31
	2007	2006
	(in thousands, except percentages)
Escrow accounts:
Interest bearing	$234,708	$229,908
Non-interest bearing	445,026	525,539

	679,734	755,447

Passbook accounts	20,100	30,080

Certificate accounts:
Less than one year	26,288	13,024
One to five years	17,563	7,775

	43,851	20,799

	$743,685	$806,326

Annualized interest rates:
Escrow deposits	3.4%	2.5%

Passbook accounts	4.6%	4.4%

Certificate accounts	5.0%	4.0%

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9.    Reserve for Known and Incurred But Not Reported Claims:

Activity in the reserve for known and incurred but not reported claims is summarized as follows:

	December 31
	2007	2006	2005
	(in thousands)
Balance at beginning of year	$936,989	$671,054	$526,516
Provision related to:
Current year	528,080	449,131	409,940
Prior years	365,865	207,816	47,090

	893,945	656,947	457,030

Payments related to:
Current year	219,179	217,327	231,632
Prior years	268,486	173,459	132,564

	487,665	390,786	364,196

Other	14,363	(226)	51,704

Balance at end of year	$1,357,632	$936,989	$671,054

“Other” primarily represents reclassifications to the reserve for assets acquired in connection with claim settlements and amounts recorded in purchase accounting related to acquisitions. Included in “Other” for 2005 were $48.6 million in amounts recorded in purchase accounting related to acquisitions in the title insurance and services segment. Claims activity associated with reinsurance is not material and, therefore, not presented separately. Current year payments include $186.5 million, $174.0 million and $169.0 million in 2007, 2006 and 2005, respectively, that relate to the Company’s non-title insurance operations.

The provision for title insurance losses, expressed as a percentage of title insurance operating revenues, was 12.9% in 2007, 8.0% in 2006 and 4.9% in 2005. During 2007, the Company recorded $365.9 million in title insurance reserve strengthening adjustments. The adjustments reflect changes in estimates for ultimate losses expected, primarily from policy years 2004 through 2006. The changes in estimates resulted primarily from higher than expected claims emergence, in both frequency and aggregate amounts, experienced during 2007. There were many factors that impacted the claims emergence, including but not limited to: decreases in real estate prices during 2007; increases in defaults and foreclosures during 2007; a large single fraud loss from a closing protection letter claim involving multiple properties; higher than expected claims emergence for business from a large agent; and higher than expected claims emergence from a recently-acquired underwriter.

The current economic environment appears to have more potential for volatility than usual over the short term, particularly in the real estate and mortgage markets which directly affect title claims. This environment results in increased potential for actual claims experience to vary significantly from projections, in either direction, which would directly affect the claims provision for the period. If actual claims vary significantly from expected, reserves may need to be adjusted to reflect updated estimates of future claims.

The volume and timing of title insurance claims are subject to cyclical influences from real estate and mortgage markets. Title policies issued to lenders are a large portion of the Company’s title insurance volume. These policies insure lenders against losses on mortgage loans due to title defects in the collateral property. Even if an underlying title defect exists that could result in a claim, often the lender must realize an actual loss, or at

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

least be likely to realize an actual loss, for title insurance liability to exist. As a result, title insurance claims exposure is sensitive to lenders’ losses on mortgage loans, and is affected in turn by external factors that affect mortgage loan losses.

A general decline in real estate prices can expose lenders to greater risk of losses on mortgage loans, as loan-to-value ratios increase and defaults and foreclosures increase. This environment increases the potential for claims on lenders’ title policies. By the same reasoning, title insurance claims exposure for a given policy year is also affected by the quality of mortgage loan underwriting during the corresponding origination year. Management believes that sensitivity of claims to external conditions in real estate and mortgage markets is an inherent feature of title insurance’s business economics that applies broadly to the title insurance industry. Lenders are now experiencing higher losses on mortgage loans from prior years, including loans that were originated during 2004-2007. These losses have led to higher title insurance claims on lenders policies, and also accelerated the reporting of claims that would have been realized later under more normal conditions.

Loss ratios (projected to ultimate value) for policy years 1991-2003 are all below 6.0% and average 4.8%. By contrast, loss ratios for policy years 2004-2006 range from 6.2% to 7.8%. The major causes of the higher loss ratios for those three policy years are believed to be confined mostly to that period and the early part of 2007. These causes included: rapidly increasing residential real estate prices which led to an increase in the incidences of fraud, lower mortgage loan underwriting standards and a higher concentration than usual of subprime mortgage loan originations.

The projected ultimate loss ratio for policy year 2007 is 6.4%, which is lower than the ratios for 2005 and 2006. This is due in part to the transition to more favorable underwriting conditions that occurred in the second half of 2007.

During 2007, mortgage loan underwriting standards became more stringent and housing price levels decreased. These increased standards would be expected to reduce the claims risk for title insurance policies issued later in 2007. Claim frequency related to 2007 policies declined in each quarter, and average claim severity reached its lowest level of the year for policies issued in the fourth quarter. In early 2008, the current credit environment is tighter than in 2007, resulting in higher quality mortgage loans underlying current title policies and a lower proportion of subprime loans. Lower residential real estate prices also reduce potential risk exposure on policies being issued currently. For these reasons management expects the trend of declining policy year loss ratios to continue with the 2008 policy year.

The increase in rate for 2006 was primarily due to a $155.0 million reserve strengthening adjustment recorded in the second quarter of 2006. This adjustment reflects a change in estimate for ultimate losses expected primarily from policy years 2002 through 2005. The change in estimate resulted primarily from higher than expected claims frequency experienced for those policy years during the first half of 2006, and included in the mid-year actuarial analysis performed by the Company’s independent third party actuary.

In October 2007, parts of Southern California were impacted by wildfires that damaged a significant number of properties in the region. The Company’s specialty insurance segment has homeowners’ policies that cover homes in the affected areas of Southern California. Under the terms of reinsurance agreements in effect, the Company’s exposure related to the wildfires is $6.5 million.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s loss reserves, broken down into its components of known title claims, incurred but not reported claims and non-title claims, follows:

(in thousands except percentages)	December 31, 2007		December 31, 2006
Known title claims	$188,213	13.9%	$133,007	14.2%
IBNR	1,096,230	80.7%	727,840	77.7%

Total title claims	1,284,443	94.6%	860,847	91.9%
Non-title claims	73,189	5.4%	76,142	8.1%

Total loss reserves	$1,357,632	100.0%	$936,989	100.0%

NOTE 10.    Notes and Contracts Payable:

	December 31
	2007	2006
	(in thousands)
5.7% senior debentures, due August 2014	$149,724	$149,682
7.55% senior debentures, due April 2028	99,626	99,608
Line of credit borrowings with maturities in 2008, weighted average interest rate of 5.8%	200,000	—
6.6% First Advantage line of credit, due September 2010	—	150,000
Trust deed notes with maturities through 2023, collateralized by land and buildings with a net book value of $43,813, weighted-average interest rate of 5.5%	55,789	57,365
Other notes and contracts payable with maturities through 2016, weighted-average interest rate of 6.0%	350,004	315,385
5.68% capital lease obligation, due in 2008	50,903	75,951

	$906,046	$847,991

In November 2005, the Company amended and restated its $500.0 million credit agreement that was originally entered into in August 2004. The November 2005 amendment and restatement extended the expiration date to November 2010 and permitted the Company to increase the credit amount to $750.0 million under certain circumstances. Under the amended and restated credit agreement the Company is required to maintain certain minimum levels of capital and earnings and meet predetermined debt-to-capitalization ratios. On August 11, 2006, the Company obtained a waiver from the lenders under the amended and restated credit agreement waiving the breach created by the Company’s inability to timely file its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006. On November 3, 2006, the Company entered into an Amendment No. 1 and Waiver with the lenders, extending the waiver referred to above with respect to the then outstanding quarterly reports on Form 10-Q for the fiscal quarters ended June 30 and September 30, 2006, which were later filed on January 8, 2007, prior to the expiration of the waiver. The line of credit had a balance due of $200.0 million at December 31, 2007. At December 31, 2007, the Company is in compliance with the debt covenants under the amended and restated credit agreement. The Company’s publicly-traded subsidiary, First Advantage has one bank credit agreement. This agreement provides for a $225.0 million revolving line of credit and is collateralized by the stock of First Advantage’s subsidiaries. The line of credit remains in effect until September 2010 and was unused at December 31, 2007. Under the terms of the credit agreement, First Advantage is required to satisfy certain financial requirements. At December 31, 2007, First Advantage was in compliance with the financial covenants of its credit agreement.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2007, First American CoreLogic entered into a secured financing arrangement with Banc of America Leasing & Capital, LLC. The initial borrowing under the arrangement was $50 million with an additional $50 million of available capacity. Borrowings under the arrangement are secured by the capitalized software and data of First American CoreLogic and are guaranteed by FARES.

In December 2004, the Company entered into a sale-leaseback transaction for certain equipment and capitalized software. The transaction totaled $122.0 million and was accounted for as a capital lease. The capital lease bears interest at a rate of 5.68% and has a base term of two years with three one-year renewal options. The assets and related obligation have been included in the accompanying consolidated financial statements.

In July 2004, the Company sold unsecured debt securities in the aggregate principal amount of $150.0 million. These securities, which bear interest at a fixed rate of 5.7%, are due August 2014.

The Company issued 467,176 shares in 2006 and 16,146 shares in 2005 in relation to the convertible notes for $14.5 million that were due on November 1, 2006.

The weighted-average interest rate for the Company’s notes and contracts payable was 6.0% and 6.2% at December 31, 2007 and 2006, respectively.

The aggregate annual maturities for notes and contracts payable and capital leases in each of the five years after December 31, 2007, are as follows:

Year	Notes payable	Capital lease
	(in thousands)
2008	$385,912	$50,903
2009	$71,913	$—
2010	$56,227	$—
2011	$30,322	$—
2012	$18,877	$—

NOTE 11.    Deferrable Interest Subordinated Notes:

On April 22, 1997, the Company issued and sold $100.0 million of 8.5% trust preferred securities, due in 2012, through its wholly owned subsidiary, First American Capital Trust. In connection with the subsidiary’s issuance of the preferred securities, the Company issued to the subsidiary trust 8.5% subordinated interest notes due in 2012. The sole assets of the subsidiary are and will be the subordinated interest notes. The Company’s obligations under the subordinated interest notes and related agreements, taken together, constitute a full and unconditional guarantee by the Company of the subsidiary’s obligations under the preferred securities. Distributions payable on the securities are included as interest expense in the Company’s consolidated income statements.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12.    Investment and Other Income:

The components of investment and other income are as follows:

	Year ended December 31,
	2007	2006	2005
	(in thousands)
Interest:
Cash equivalents and deposits with savings and loan associations and banks	$100,836	$67,894	$36,148
Debt securities	64,883	52,202	37,788
Other long-term investments	51,440	48,422	21,819
Loans receivable	8,556	7,650	6,750
Dividends on marketable equity securities	8,901	5,735	2,361
Equity in earnings of unconsolidated affiliates	47,708	44,534	62,819
Trust and banking activities	12,022	17,827	21,374
Other	14,130	23,330	22,669

	$308,476	$267,594	$211,728

NOTE 13.    Income Taxes:

Income taxes are summarized as follows:

	2007	2006	2005
	(in thousands)
Current:
Federal	$89,327	$211,694	$203,692
State	12,658	21,981	29,164
Foreign	22,551	17,864	16,734

	124,536	251,539	249,590

Deferred:
Federal	(86,189)	(44,694)	63,115
State	6,780	15,055	10,095
Foreign	(1,438)	(1,800)	700

	(80,847)	(31,439)	73,910

	$43,689	$220,100	$323,500

Income taxes differ from the amounts computed by applying the federal income tax rate of 35.0%. A reconciliation of this difference is as follows:

	2007	2006	2005
	(in thousands)
Taxes calculated at federal rate	$14,200	$177,722	$281,329
Tax effect of minority interests	15,792	8,952	6,407
State taxes, net of federal benefit	12,635	24,074	29,498
Exclusion of certain meals and entertainment expenses	5,981	7,435	7,554
Foreign taxes (less than) in excess of federal rate	(2,077)	(3,888)	1,274
Other items, net	(2,842)	5,805	(2,562)

	$43,689	$220,100	$323,500

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The primary components of temporary differences that give rise to the Company’s net deferred tax assets are as follows:

	December 31
	2007	2006
	(in thousands)
Deferred tax assets:
Deferred revenue	$108,632	$98,246
Employee benefits	92,294	61,546
Bad debt reserves	20,705	23,749
Loss reserves	96,988	72,703
Claims and related salvage	58,201	—
Accumulated other comprehensive income	74,897	95,284
Net operating loss carryforward	29,156	37,425
Other	21,296	9,870

	502,169	398,823

Deferred tax liabilities:
Depreciable and amortizable assets	369,796	280,186
Claims and related salvage	—	27,960
Investment in affiliates	60,349	33,307
Other	28,965	2,437

	459,110	343,890

Net deferred tax asset before valuation allowance	43,059	54,933

Valuation allowance	(19,785)	(11,043)

Net deferred tax asset (liability)	$23,274	$43,890

For the years 2007, 2006 and 2005, domestic and foreign pretax (loss) income from continuing operations was $(27.1) million and $67.6 million, $457.7 million and $50.1 million and $763.3 million and $40.6 million, respectively.

The exercise of stock options represents a tax benefit and has been reflected as a reduction of taxes payable and an increase to the additional paid-in capital account. The benefits recorded were $10.6 million, $1.1 million and $17.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

At December 31, 2007, the Company had available federal, state and foreign net operating-loss carryforwards totaling, in aggregate, approximately $130.1 million for income tax purposes, of which $24.0 million has an indefinite expiration. The remaining $106.1 million begins to expire at various times beginning in 2008.

The valuation allowance relates to deferred tax assets for federal and state net operating-loss carryforwards relating to acquisitions consummated by First Advantage, foreign operations of the Company and foreign tax credits. Utilization of the pre-acquisition net operating losses is subject to limitations by the Internal Revenue Code and State jurisdictions. The Company evaluates the realizability of its deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve the forecasted

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

taxable income in the applicable taxing jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings. The increase in the valuation allowance primarily results from current year tax losses from foreign subsidiaries and foreign tax credits generated in prior years.

As of December 31, 2007, United States taxes were not provided for the earnings of the Company’s foreign subsidiaries, as the Company has invested or expects to invest the undistributed earnings indefinitely. If in the future these earnings are repatriated to the United States, or if the Company determines that the earnings will be remitted in the foreseeable future, additional tax provisions may be required.

The Company’s effective income tax rate (income tax expense as a percentage of pretax income after minority interest expense), was 107.7% for 2007, 43.3% for 2006 and 40.2% for 2005. The effective income tax rate includes a provision for state income and franchise taxes for noninsurance subsidiaries. The difference in the effective tax rate was primarily due to changes in the ratio of permanent differences to income before income taxes and minority interests, the $378.6 million reserve adjustment recorded in the 2007, for which a corresponding tax benefit was recognized at 36%, as well as changes in state income and franchise taxes resulting from fluctuations in the Company’s noninsurance subsidiaries’ contribution to pretax profits.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of the adoption of FIN 48, the Company recognized an increase of approximately $8.1 million in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007, balance of retained earnings.

As of December 31, 2007, the amount of uncertain tax benefits was $34.0 million. This liability could be reduced by $4.7 million of offsetting tax benefits associated with the correlative effects of potential adjustments including state income taxes and timing adjustments. The net amount of $29.3 million, if recognized, would favorably affect the Company’s effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2007 is as follows:

2007
(in thousands)
Unrecognized tax benefits—opening balance	$96,000
Gross decreases—tax positions in prior period	(66,000)
Gross increases—current period tax positions	9,000
Expiration of the statute of limitations for the assessment of taxes	(5,000)

Unrecognized tax benefits—ending balance	$34,000

The majority of the net change in the unrecognized tax benefits related to prior periods resulted from the Company’s successful resolution of the tax treatment of certain temporary differences.

The Company’s continuing practice is to recognize interest and penalties, if any, related to uncertain tax positions in tax expense. At adoption, the Company had accrued $3.6 million of interest (net of tax benefit)

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related to uncertain tax positions and as of December 31, 2007, the Company had accrued $9.6 million of interest (net of tax benefit) and penalties related to uncertain tax positions.

As of the adoption date, the amount of uncertain tax benefits at January 1, 2007, was $95.8 million. This amount could be reduced by $69.3 million of offsetting tax benefits associated with the correlative effects of state income taxes and timing adjustments. The net amount of $26.5 million, if recognized, would favorably affect the Company’s effective tax rate.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various non-U.S. jurisdictions. The primary non-federal jurisdictions are California, Arizona, Florida and Canada. With few exceptions, the Company is no longer subject to U.S. federal, state and non-U.S. income tax examinations by taxing authorities for years prior to 2003.

It is reasonably possible that the amount of the unrecognized benefit with respect to certain of the Company’s unrecognized tax positions may significantly increase or decrease within the next 12 months. These changes may be the result of items such as ongoing audits, competent authority proceedings related to transfer pricing or the expiration of federal and state statute of limitations for the assessment of taxes. Quantification of such change cannot be reasonably estimated at this time.

The Company records a liability for potential tax assessments based on its estimate of the potential exposure. New tax laws and new interpretations of laws and rulings by tax authorities may affect the liability for potential tax assessments. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from estimates. To the extent the Company’s estimates differ from actual payments or assessments, income tax expense is adjusted. The Company’s income tax returns in several locations are being examined by various tax authorities. Management believes that adequate amounts of tax and related interest, if any, have been provided for any adjustments that may result from these examinations.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14.    Earnings Per Share:

The Company’s potential dilutive securities are stock options, RSUs and convertible debt. Stock options and RSUs are reflected in diluted earnings per share by application of the treasury-stock method and convertible debt is reflected in diluted earnings per share by application of the if-converted method. A reconciliation of net (loss) income and weighted-average shares outstanding is as follows:

	2007	2006	2005
	(in thousands, except per share data)
Numerator:
Net (loss) income,—numerator for basic net income per share	$(3,119)	$287,676	$480,380
Effect of dilutive securities:
Convertible debt—interest expense (net of tax)	—	633	847
Subsidiary potential dilutive shares	—	(545)	(604)

Numerator for diluted net (loss) income per share	$(3,119)	$287,764	$480,623

Denominator:
Weighted-average shares—denominator for basic net (loss) income per share	94,649	96,206	94,351
Effect of dilutive securities:
Employee stock options and restricted stock units	—	1,935	2,689
Convertible debt	—	512	651

Denominator for diluted net (loss) income per share	94,649	98,653	97,691

Net (loss) income per share:
Basic	$(0.03)	$2.99	$5.09

Diluted	$(0.03)	$2.92	$4.92

For the year ended December 31, 2007, 1.5 million potential dilutive shares of common stock (representing all potential dilutive shares) were excluded due to the net loss for the period. For the two years ended December 31, 2006 and 2005, 0.9 million and 0.05 million options, respectively, were excluded from the weighted-average diluted common shares outstanding due to their antidilutive effect.

NOTE 15.    Employee Benefit Plans:

The Company has benefit plans covering substantially all employees, including a 401(k) savings plan (the Savings Plan), an employee stock purchase plan and a defined benefit pension plan.

The Savings Plan allows for employee-elective contributions up to the maximum deductible amount as determined by the Internal Revenue Code. The Company makes discretionary contributions to the Savings Plan based on profitability, as well as contributions of the participants. The Company’s expense related to the Savings Plan amounted to $34.0 million, $35.9 million and $66.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Savings Plan allows the participants to purchase the Company’s stock as one of the investment options, subject to certain limitations. The Savings Plan held 8,438,000 and 10,441,000 shares of the Company’s common stock, representing 8.4% and 10.8% of the total shares outstanding at December 31, 2007 and 2006, respectively.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The employee stock purchase plan allows eligible employees to purchase common stock of the Company at 85.0% of the closing price on the last day of each month. There were 235,000, 161,000 and 240,000 shares issued in connection with the plan for the years ending December 31, 2007, 2006 and 2005, respectively. At December 31, 2007, there were 1,506,000 shares reserved for future issuances.

The Company’s defined benefit pension plan is a noncontributory, qualified, defined benefit plan with benefits based on the employee’s years of service. The Company’s policy is to fund all accrued pension costs. Contributions are intended to provide not only for benefits attributable to past service, but also for those benefits expected to be earned in the future. The Company also has nonqualified, unfunded supplemental benefit plans covering certain key management personnel.

The Company amended and restated the Executive and Management Supplemental Benefit Plans on November 1, 2007. The period over which compensation that is used to determine the benefit level was changed from the average of the three highest years out of the ten years preceding retirement to the average of the last five calendar years preceding retirement. The maximum benefit under the executive plan is now 30% and remains at 15% under the management plan. Under both plans, the maximum benefits are now attained at age 62.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the balance sheet impact, including benefit obligations, assets and funded status associated with the defined benefit plan and supplemental benefit plan obligations as of December 31, 2007 and 2006:

	December 31
	2007		2006
	Defined benefit pension plans	Unfunded supplemental benefit plans	Defined benefit pension plans	Unfunded supplemental benefit plans
	(in thousands)
Change in projected benefit obligation:
Benefit obligation at beginning of year	$319,328	$251,787	$312,139	$182,488
Service costs	3,190	8,034	3,367	6,311
Interest costs	19,021	15,319	18,120	12,028
Plan amendments	(1,947)	(15,666)	—	—
Actuarial (gains) losses	(11,844)	(15,159)	(883)	56,164
Benefits paid	(15,349)	(6,412)	(13,415)	(5,204)

Projected benefit obligation at end of year	312,399	237,903	319,328	251,787

Change in plan assets:
Plan assets at fair value at beginning of year	253,016	—	204,875	—
Actual return on plan assets	23,000	—	21,694	—
Company contributions	22,569	6,412	39,862	5,204
Benefits paid	(15,349)	(6,412)	(13,415)	(5,204)

Plan assets at fair value at end of year	283,236	—	253,016	—

Reconciliation of funded status:
Funded status of the plans	$(29,163)	$(237,903)	$(66,312)	$(251,787)

Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit liability	$(29,163)	$(237,903)	$(66,312)	$(251,787)

	$(29,163)	$(237,903)	$(66,312)	$(251,787)

Amounts recognized in accumulated other comprehensive income:
Unrecognized net actuarial loss	$102,654	$122,016	$124,629	$150,528
Unrecognized prior service costs	190	(15,666)	216	3

	$102,844	$106,350	$124,845	$150,531

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net periodic pension cost for the Company’s defined benefit pension and supplemental benefit plans includes the following components:

	2007	2006	2005
	(in thousands)
Expense:
Service costs	$11,287	$9,733	$17,268
Interest costs	34,340	30,148	25,565
Actual return on plan assets	(23,162)	(18,944)	(17,680)
Amortization of prior service credit (costs)	26	26	(1,773)
Amortization of net loss	18,791	16,483	12,239
Curtailment loss (gain)	1	—	(1,950)

	$41,283	$37,446	$33,669

The estimated net loss and prior service credit for pension benefits that will be amortized from accumulated other comprehensive income (loss) into net periodic pension cost over the next fiscal year are expected to be $16.8 million and $1.3 million, respectively.

Weighted-average actuarial assumptions used to determine costs for the plans were as follows:

	December 31
	2007	2006
Defined benefit pension plan
Discount rate	5.96%	5.88%
Rate of return on plan assets	9.00%	8.50%
Unfunded supplemental benefit plans
Discount rate	5.96%	6.00%

Weighted-average actuarial assumptions used to determine benefit obligations for the plans were as follows:

	December 31
	2007	2006
Defined benefit pension plan
Discount rate	6.30%	5.96%
Rate of return on plan assets	8.50%	9.00%
Unfunded supplemental benefit plans
Discount rate	6.30%	5.96%
Salary increase rate	5.00%	5.00%

The discount-rate assumption used for pension plan accounting reflects the yield available on high-quality, fixed-income debt securities that match the expected timing of the benefit obligation payments. Consequently, the Company’s accumulated benefit obligation exceeded the fair-market value of the plan assets for the Company’s funded, defined benefit plans.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides the funded status in the defined benefit plan and supplemental benefit plan obligations as of December 31, 2007 and 2006:

	December 31
	2007		2006
	Defined benefit pension plans	Unfunded supplemental benefit plans	Defined benefit pension plans	Unfunded supplemental benefit plans
	(in thousands)
Projected benefit obligation	$312,399	$237,903	$319,328	$251,787
Accumulated benefit obligation	$312,399	$198,026	$319,328	$172,374
Plan assets at fair value at end of year	$283,236	$—	$253,016	$—

The Company has a pension investment policy designed to meet or exceed the expected rate of return on plan assets assumption. To achieve this, the pension plan assets are managed by investment managers that invest plan assets in equity and fixed income debt securities and cash. A summary of the asset allocation as of December 31, 2007 and 2006 and the target mix are as follows:

	Target allocation	Percentage of plan assets at December 31
	2008	2007	2006
Asset category
Domestic and international equities	65%	64%	60%
Fixed income	33%	34%	39%
Cash	2%	2%	1%

The Company expects to make cash contributions to its pension plans of approximately $26.9 million during 2008.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Year	(in thousands)
2008	$20,268
2009	$21,138
2010	$21,865
2011	$23,247
2012	$25,203
2013-2017	$154,534

NOTE 16.    Fair Value of Financial Instruments:

The Statement of Financial Accounting Standards No. 107, “Disclosure about Fair Value of Financial Instruments” (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In the measurement of the fair value of certain financial instruments, other valuation techniques were utilized if quoted market prices were not available. These derived fair value estimates are significantly affected by the assumptions used. Additionally, SFAS 107 excludes certain financial instruments including those related to insurance contracts.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In estimating the fair value of the financial instruments presented, the Company used the following methods and assumptions:

Cash and cash equivalents

The carrying amount for cash and cash equivalents is a reasonable estimate of fair value due to the short-term maturity of these investments.

Accounts receivable

The carrying amount for accounts receivable is a reasonable estimate of fair value due to the short-term maturity of these assets.

Investments

The carrying amount of deposits with savings and loan associations and banks is a reasonable estimate of fair value due to their short-term nature.

The fair value of debt and equity securities is estimated primarily using quoted market prices.

As other long-term investments are not publicly traded, reasonable estimate of the fair values could not be made without incurring excessive costs. The cost basis is used as a proxy for fair value.

Loans receivable

The fair value of loans receivable was estimated based on the discounted value of the future cash flows using the current rates being offered for loans with similar terms to borrowers of similar credit quality.

Demand Deposits

The carrying value of escrow and passbook accounts approximates fair value due to the short-term nature of this liability. The fair value of investment certificate accounts was estimated based on the discounted value of future cash flows using a discount rate approximating current market rates for similar liabilities.

Accounts payable and accrued liabilities

The carrying amount for accounts payable and accrued liabilities is a reasonable estimate of fair value due to the short-term maturity of these liabilities.

Notes Payable

The fair value of notes and contracts payable was estimated based on the current rates offered to the Company for debt of the same remaining maturities.

Deferrable Interest Subordinated Notes

The fair value of the Company’s deferrable interest subordinated notes was estimated based on the current rates offered to the Company for debt of the same type and remaining maturity.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2007 and 2006 are presented in the following table.

	December 31
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$1,162,569	$1,162,569	$1,404,884	$1,404,884
Accounts receivable	$559,996	$559,996	$557,957	$557,957
Investments:
Deposits with savings and loan associations and banks	$198,055	$198,055	$111,875	$111,875
Debt securities	$1,368,212	$1,368,212	$1,185,915	$1,185,915
Equity securities	$147,102	$147,102	$53,988	$53,988
Other long-term investments	$457,764	$457,764	$578,738	$578,738
Loans receivable, net	$116,751	$117,186	$101,641	$98,837
Financial Liabilities:
Demand deposits	$743,685	$743,756	$806,326	$806,177
Accounts payable and accrued liabilities	$1,123,624	$1,123,624	$1,045,146	$1,045,146
Notes payable and contracts	$906,046	$863,753	$847,991	$855,340
Deferrable interest subordinated notes	$100,000	$122,584	$100,000	$111,433

NOTE 17.    Stock Option Plans:

On April 24, 1996, the Company implemented The First American Corporation 1996 Stock Option Plan (the Stock Option Plan). Under the Stock Option Plan, options were granted to certain employees to purchase the Company’s common stock. The maximum number of shares under the Stock Option Plan subject to options was 14,625,000. Outstanding options become exercisable in one to five years from the date of the grant, and expire ten years from the grant date. On April 24, 1997, the Company implemented The First American Corporation 1997 Directors’ Stock Plan (the Directors’ Plan). The Directors’ Plan is similar to the employees’ Stock Option Plan, except that the maximum number of shares that may be subject to options was 1,800,000 and the maximum number of shares that may be purchased pursuant to options granted shall not exceed 6,750 shares during any consecutive 12-month period.

On May 18, 2006, the Company’s shareholders voted to approve the Company’s 2006 Incentive Compensation Plan, which was previously approved by the Board of Directors. The Stock Option Plan and the Director’s Plan were terminated and replaced by the 2006 Incentive Compensation Plan. Eligible participants in the plan include the Company’s directors and executive officers, as well as other employees of the Company and certain of its affiliates. The plan permits the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance units, performance shares and other stock-based awards. Under the terms of the Plan, 4,700,000 Company Common shares can be awarded from authorized but unissued shares, subject to certain annual limits on the amounts that can be awarded based on the type of award granted. The plan terminates 10 years from the effective date unless cancelled prior to that date by the Company’s Board of Directors.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes stock option activity related to the Company’s plans:

	Number outstanding	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
	(in thousands, except weighted-average exercise price)
Balance at December 31, 2006	6,190	$28.84
Exercised during 2007	(1,738)	$24.34
Forfeited during 2007	(311)	$34.94

Balance at December 31, 2007	4,141	$30.27	5.4	$28,259

Vested and expected to vest at December 31, 2007	4,089	$30.18	5.4	$28,149

Exercisable at December 31, 2007	2,640	$26.34	4.4	$25,106

In the first quarter of 2007, the Company repriced 2.1 million stock options that were unvested as of January 1, 2005 and unexercised as of December 31, 2006, that were determined to have an intrinsic value on the date of the grant. All exercise prices of the affected stock options were increased to the market value on the corrected grant date to eliminate the intrinsic value. As a result, the weighted-average exercise price changed from $27.82 to $28.84 for options outstanding as of December 31, 2006.

The following table illustrates the share-based compensation expense recognized for the three years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
	(in thousands)
Expense:
Stock options	$7,847	$13,517	$2,144
Restricted stock units	9,320	215	—
Employee stock purchase plan	1,511	1,003	—

	$18,678	$14,735	$2,144

In addition to the share-based compensation above, the Company’s consolidated financial statements include share-based compensation related to the Company’s publicly-traded subsidiary, First Advantage Corporation, of $13.3 million and $10.7 million for years ended as of December 31, 2007 and 2006. In addition to the share-based compensation above, the Company’s consolidated financial statements include share-based compensation related to the Company’s subsidiary, First American CoreLogic Holdings, Inc., of $1.1 million for twelve months ended as of December 31, 2007.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commencing with the effective date of SFAS 123R, the Company transitioned from the Black-Scholes option model to a binomial lattice model to estimate the fair value of new employee stock options on the date of the grant. The Company believes that the binomial lattice option pricing model provides a more refined estimate of the fair value of the stock options. Options granted prior to January 1, 2006 were valued using the Black Scholes option-pricing model. There were no options granted in 2007. The following assumptions were used in valuing the options granted during the twelve months ended December 31, 2006 and 2005:

	2006	2005
Risk free average interest rate	4.3%-4.8%	3.7%-4.3%
Dividend yield	1.6%-1.8%	1.5%-2.3%
Weighted-average dividend yield	1.67%	1.77%
Expected volatility	25.0%	39.7-41.4%
Weighted-average volatility	25.0%	40.6%
Expected term (years)	4.0-5.0	5.4-5.9
Weighted-average grant date fair value for options granted	$9.60	$15.49
Weighted-average exercise price for options granted	$43.32	$41.35

These assumptions are based on multiple factors, including historical patterns, post-vesting termination rates, expected future exercise patterns and the expected volatility of the Company’s stock price. Expected volatility is based on historical and implied volatilities. The risk-free interest rate is the imputed forward rate based on the US Treasury yield at the date of grant. The expected term of options granted is derived from the output of the lattice model and represents the period of time that options granted are expected to be outstanding. Forfeitures are estimated at the date of grant based on historical experience. Prior to the adoption of SFAS 123R, the Company recorded forfeitures as they occurred for purposes of estimating pro forma compensation expense under SFAS 123. The impact of forfeitures is not material.

As of December 31, 2007, there was $8.3 million of total unrecognized compensation cost related to nonvested stock options of the Company that is expected to be recognized over a weighted-average period of 1.1 years. In addition, the Company’s publicly traded subsidiary, First Advantage, has $8.1 million of total unrecognized compensation cost related to nonvested awards that are expected to be recognized over a weighted-average period of 1.1 years. Cash received from the exercise of stock options for the twelve months ended December 31, 2007, 2006 and 2005 totaled $42.2 million, $5.8 million and $45.3 million, respectively.

Total intrinsic value of options exercised for the twelve months ended December 31, 2007, 2006 and 2005 was $39.2 million, $7.6 million and $53.8 million, respectively. This intrinsic value represents the difference between the fair market value of the Company’s common stock on the date of exercise and the exercise price of each option.

In addition to requiring companies to recognize the estimated fair value of share-based payments in earnings, SFAS 123R modified the presentation of tax benefits received in excess of amounts determined based on the compensation expense recognized. For periods after adopting SFAS 123R under the modified prospective method, such benefits are presented in the statement of cash flows as a financing activity rather than an operating activity.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2007, there was $11.1 million of total unrecognized compensation cost related to nonvested restricted stock units that is expected to be recognized over a weighted-average period of 3.8 years. The fair value of RSUs is based on the market value of the Company’s shares on the date of grant, the total fair value of shares vested on December 31, 2007 is $4.3 million. RSUs and activity for the twelve months ended December 31, 2007, is as follows:

	Shares	Weighted- average grant-date fair value
	(in thousands, except weighted- average grant-date fair value)
Nonvested RSUs outstanding at December 31, 2006	42	$39.15
Granted during 2007	438	$48.35
Vested during 2007	(87)	$49.29
Forfeited during 2007	(41)	$48.31

Nonvested RSUs outstanding at December 31, 2007	352	$47.04

The Company has an employee stock purchase plan that allows eligible employees to purchase common stock of the Company at 85.0% of the closing price on the last day of each month. Under the provisions of SFAS 123R, the Company recognized an expense of $1.5 million and $1.0 million for the twelve months ended December 31, 2007 and 2006, respectively.

The impact of the adoption of SFAS 123R of the Company’s consolidated publicly-traded subsidiary, First Advantage, have been included in the Company’s consolidated financial statements. Disclosures related to the assumptions used by First Advantage to value its stock options have not been included and can be found in its Form 10-K for the corresponding period.

NOTE 18.    Commitments and Contingencies:

Lease Commitments

The Company leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that the Company will pay insurance and taxes. In December 2005, the Company’s subsidiary, First American Real Estate Information Services, Inc. purchased, for $12.8 million, certain furniture and equipment that had been a part of a sale-leaseback transaction entered into in December 2000. In December 2004, the Company purchased, for $35.5 million, certain furniture and equipment that had been part of a sales-leaseback transaction entered into by the Company in December 1999. This equipment, along with additional equipment and software, was subsequently resold and leased back in a transaction that resulted in the Company recording a capitalized lease.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum rental payments under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2007 are as follows:

	Operating	Capital
	(in thousands)
Year
2008	$231,203	$53,238
2009	164,917	—
2010	107,326	—
2011	72,673	—
2012	53,628	—
Later years	99,481	—

	$729,228	53,238

Less: Amounts related to interest		(2,335)

		$50,903

Total rental expense for all operating leases and month-to-month rentals was $359.6 million, $313.2 million and $280.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other commitments and guarantees

The Company and Experian are parties to a joint venture that resulted in the creation of the Company’s FARES subsidiary. Pursuant to the terms of the joint venture, Experian has the right to sell to the Company its interest in FARES at a purchase price determined pursuant to a specified formula based on the after-tax earnings of FARES. Experian may only exercise this right if the purchase price is less than $160.0 million. As of December 31, 2007, the purchase price would have exceeded $160.0 million and, consequently, Experian could not exercise this right. In addition to the agreement with Experian, the Company is also party to several other agreements that require the Company to purchase some or all of the minority shares of certain less-than-100.0%-owned subsidiaries. The total potential purchase price related to those agreements that have met the necessary conditions as of December 31, 2007, was not material.

The Company also guarantees the obligations of certain of its subsidiaries. These obligations are included in the Company’s consolidated balance sheets as of December 31, 2007.

NOTE 19.    Stockholders’ Equity:

On May 18, 2004, the Company announced that its Board of Directors adopted a plan authorizing the repurchase of $100 million of its common shares. On May 19, 2005, the Company announced an amendment to this plan increasing the amount of shares that the Company may repurchase to $200 million. On June 26, 2006, the Company announced a further amendment to this plan, increasing the amount of shares that may be repurchased to $500 million. Between inception of the plan and December 31, 2007, the Company had repurchased and retired 10.5 million of its common shares for a total purchase price of $439.6 million. As discussed in Note 24—Subsequent Events, in January 2008, the Board of Directors authorized an additional $300 million of repurchase capacity.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 20.    Other Comprehensive Income (Loss):

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Components of other comprehensive income are as follows:

	Net unrealized gains (losses) on securities	Foreign currency translation adjustment	Minimum pension liability adjustment	Pension benefit adjustment	Accumulated other comprehensive income (loss)
	(in thousands)
Balance at December 31, 2004	$1,498	$4,820	$(87,379)	$—	$(81,061)
Pretax change	(13,901)	(853)	(54,849)	—	(69,603)
Tax effect	5,651	—	19,197	—	24,848

Balance at December 31, 2005	(6,752)	3,967	(123,031)	—	(125,816)
Pretax change, including impact of adopting SFAS 158	874	5,521	189,280	(275,376)	(79,701)
Tax effect	101	—	(66,249)	96,381	30,233

Balance at December 31, 2006	(5,777)	9,488	—	(178,995)	(175,284)
Pretax change	66,092	15,781	—	63,337	145,210
Tax effect	(23,492)	—	—	(22,167)	(45,659)

Balance at December 31, 2007	$36,823	$25,269	$—	$(137,825)	$(75,733)

The change in unrealized gains on debt and equity securities includes reclassification adjustments of $2.3 million, $2.1 million and $0.8 million of net realized gains (losses) for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 21.    Litigation and Regulatory Contingencies:

The Company and its subsidiaries have been named in various lawsuits, most of which relate to their title insurance operations. In cases where the Company has determined that a loss is both probable and reasonably estimable, the Company has recorded a liability representing its best estimate of the financial exposure based on facts known to the Company. In accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (SFAS 5), the Company maintained a reserve for these lawsuits totaling $57.4 million at December 31, 2007. Actual losses may materially differ from the amounts recorded. The Company does not believe that the ultimate resolution of these cases, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company’s title insurance, property and casualty insurance, home warranty, thrift, trust and investment advisory businesses are regulated by various federal, state and local governmental agencies. Many of the Company’s other businesses operate within statutory guidelines. Consequently, the Company may from time to time be subject to audit or investigation by such governmental agencies. Currently, governmental agencies are auditing or investigating certain of the Company’s operations. These audits or investigations include inquiries into, among other matters, pricing and rate setting practices in the title insurance industry, competition in the title insurance industry and title insurance customer acquisition and retention practices. With respect to matters where the Company has determined that a loss is both probable and reasonably estimable, the Company has recorded a liability representing its best estimate of the financial exposure based on facts known to the Company. In

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accordance with SFAS 5, the Company maintained a reserve for these matters totaling $2.4 million at December 31, 2007. While the ultimate disposition of each such audit or investigation is not yet determinable, the Company does not believe that individually or in the aggregate, they will have a material adverse effect on the Company’s financial condition, results of operations or cash flows. These audits or investigations could result in changes to the Company’s business practices which could ultimately have a material adverse impact on the Company’s financial condition, results of operations or cash flows.

The Company also is involved in numerous ongoing routine legal and regulatory proceedings related to its operations. While the ultimate disposition of each proceeding is not determinable, the Company does not believe that any of such proceedings, individually or in the aggregate, will have a material adverse effect on its financial condition, results of operations or cash flows.

NOTE 22. Business Combinations and Divestures:

On February 2, 2007, the Company combined its First American Real Estate Solutions (RES) division with CoreLogic Systems, Inc. (CoreLogic), a leading provider of mortgage risk assessment and fraud prevention solutions. The new combined company, which is included in the Company’s data and analytic solutions segment, is majority owned by the Company through its FARES joint venture with Experian. CoreLogic’s shareholders received cash consideration of $100 million and approximately 18% of the economic interests of the combined company through the ownership of Class A Shares of the new combined entity. To finance the cash consideration, FARES secured bank financing of $100 million. The Company recognized a gain of $77.1 million before income tax and minority interest to reflect the difference between the market value (as determined by an independent valuation firm) and the book value multiplied by the percentage of RES that the Company relinquished in this transaction. The aggregate purchase price for the CoreLogic transaction was $296.4 million including the above referenced gain. The purchase price of the acquisition was allocated to the assets acquired and liabilities assumed using a variety of valuation techniques including discounted cash flow analysis. As a result of this acquisition, the Company recorded approximately $198.5 million of goodwill and $92.7 million of intangible assets with finite lives.

During the twelve months ended December 31, 2007, the Company completed fourteen other acquisitions. These acquisitions were not material, individually or in the aggregate. Of these fourteen acquisitions, eleven have been included in the Company’s title insurance segment, one in the Company’s information and outsourcing solutions segment and two in the Company’s risk mitigation and business solutions segment.

The aggregate purchase price for the acquisitions included in the Company’s title insurance segment was $8.5 million in cash and $18.7 million in notes payable. The aggregate purchase price for the acquisition included in the Company’s information and outsourcing solutions segment was $7.0 million in cash. The acquisitions included in the Company’s risk mitigation and business solutions segment were completed by the Company’s publicly-traded subsidiary, First Advantage. The aggregate purchase price for these acquisitions was $9.9 million in cash and $1.1 million in notes payable. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed using a variety of valuation techniques including discounted cash flow analysis. As a result of the other fourteen acquisitions, the Company recorded approximately $45.3 million of goodwill and $8.0 million of intangible assets with finite lives. The Company is awaiting information necessary to finalize the purchase accounting adjustments for certain of these acquisitions and the final purchase price allocations could result in a change to the recorded assets and liabilities. However, any changes are not expected to have a material effect on the Company’s financial statements as of, or for the period ended, December 31, 2007.

In addition to the acquisitions discussed above, during the twelve months ended December 31, 2007, the Company purchased the remaining minority interests in seven companies already included in the Company’s consolidated financial statements. The total purchase price of these transactions was $62.4 million in cash. As a result of the seven transactions, the Company recorded approximately $31.6 million of goodwill, $21.2 million of intangible assets with finite lives and $1.2 million of intangible assets with indefinite lives.

In October 2007, First Advantage, the Company’s publicly-traded subsidiary, sold approximately 2.9 million shares of DealerTrack Holdings, Inc. (“DealerTrack”) common stock. The sale resulted in a gain to the Company, after minority interests but before income taxes, of approximately $97.4 million. As a result of the sale, First Advantage discontinued using the equity method of accounting for its remaining investment in DealerTrack.

In October 2007, First Advantage completed the sale of its US Search business for $26.5 million resulting in a gain to the Company of $20.4 million after minority interests but before income taxes.

NOTE 23. Segment Financial Information:

On January 15, 2008, the Company announced that its Board of Directors approved a plan to spin-off its financial services companies, consisting of its title insurance and specialty insurance reporting segments, into a separate public company to be called First American Financial Corporation. The information solutions companies, which consist of the realigned data and analytic solutions, information and outsourcing solutions, and risk mitigation and business solutions (comprised of the Company’s publicly traded subsidiary, First Advantage Corporation) segments, will remain as operations of The First American Corporation, which will be renamed prior to the separation. The Company anticipates that the transaction will be tax-free to its shareholders.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The transaction is subject to customary conditions, including final approval by the Board of Directors, filing and effectiveness of a Form 10 Registration Statement with the Securities and Exchange Commission, receipt of a tax ruling from the Internal Revenue Service and the approval of applicable regulatory authorities.

Once the transaction is complete, the Company’s shareholders will own 100 percent of the common equity in both the financial services and the information solutions companies. Both companies are expected to trade on the New York Stock Exchange with the financial services company trading under the current ticker symbol “FAF.”

The Company has reorganized its two business groups and underlying segments to reflect how the assets and operations will be divided and managed when the spin-off is consummated. The segment presentation below is consistent with the manner in which these businesses have been evaluated by the Company’s management. All previously reported segment information has been restated to conform to this presentation.

The Company now presents two business groups with the following five business segments:

Financial Services Group

•

Title Insurance and Services: The title insurance and services segment’s principal product is policies of title insurance on residential and commercial property. This segment also accommodates tax-deferred exchanges of real estate, and provides escrow services, investment advisory services, trust services, lending and deposit products and other related products and services.

•

Specialty Insurance: The specialty insurance segment’s primary business focus is providing residential service contracts that cover many of the major systems and appliances in homes against failures that occur as a result of normal usage during the coverage period and in offering property and casualty insurance.

Information Solutions Group

•

Information and Outsourcing Solutions: The information and outsourcing solutions segment focuses on providing a wide-range of products and services including tax monitoring, flood zone certification and monitoring, asset valuation and management services, building and maintaining geospatial proprietary software and databases, default management services, and loan administration and production services.

•

Data and Analytic Solutions: The Company’s data and analytic solutions segment provides licenses and analyzes data relating to mortgage securities and loans and real property, offers risk management and collateral assessment analytics and provides database management and automated appraisal services. This segment’s product offerings also include management of databases of title and tax records, known as title plants, which are used primarily by title insurance companies in the issuance of title insurance policies, technology solutions for real estate brokers and agents and title-related products for second lien and home equity loans.

•

Risk Mitigation and Business Solutions: The Company’s risk mitigation and business solutions segment is comprised entirely of First Advantage Corporation, a public company whose shares of Class A common stock trade on the NASDAQ Global Market under the ticker symbol “FADV.” First Advantage’s product offerings include credit reporting, employment screening and related hiring solutions, resident screening services, corporate litigation and investigative services, credit automation and lead generation for automobile dealers and lenders and a wide-range of data information offerings. First Advantage operates in six primary business groups: lender services, data services, dealer services, employer services, multifamily services, and investigative and litigation support services.

The Company, through First American Title Insurance Company and its affiliates, transacts the business of title insurance through a network of direct operations and agents. Through this network, the Company issues policies in all states (except Iowa) and the District of Columbia. In Iowa, the Company provides abstracts of title only, because title insurance is not permitted by law. The Company also offers title services, either directly or through joint ventures, in Guam, Puerto Rico, the U.S. Virgin Islands, the Bahamas, Australia, Canada, Hong Kong, Ireland, Latin America, New Zealand, South Korea, the United Kingdom, Bulgaria, Croatia, the Czech Republic, Hungary, Poland, Romania, the Slovak Republic, Turkey, Spain and other territories and countries. The international operations account for an immaterial amount of the Company’s income before income taxes and minority interests. Home warranty services are provided in 47 states throughout the United States and the District of Columbia. Property and casualty insurance is offered nationwide. The products offered by the three segments included in the information solutions group are provided nationwide.

Corporate consists primarily of investment gains and losses, personnel and other operating expenses associated with the Company’s corporate facilities, certain technology initiatives and unallocated interest expense. Eliminations consist of inter-segment revenues included in the results of the operating segments.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Selected financial information about the Company’s operations by segment for each of the past three years is as follows:

	Revenues	Depreciation and amortization	Equity in earnings of affiliates	Income (loss) before income taxes and minority interests	Assets	Investment in affiliates	Capital expenditures
	(in thousands)
2007
Title Insurance	$5,528,354	$81,773	$10,283	$(244,683)	$4,211,624	$141,005	$74,597
Specialty Insurance	323,441	2,190	—	39,728	558,259	—	7,355
Information and Outsourcing Solutions	786,674	22,023	30,496	162,086	971,672	40,302	22,055
Data and Analytic Solutions	701,384	65,482	281	166,223	1,405,807	108,614	82,304
Risk Mitigation and Business Solutions	984,726	43,182	6,057	232,991	1,219,486	—	38,011
Corporate	(26,499)	17,689	591	(204,282)	281,073	71,364	4,786
Eliminations	(102,475)	—	—	—	—	—	—

	$8,195,605	$232,339	$47,708	$152,063	$8,647,921	$361,285	$229,108

2006
Title Insurance	$6,111,374	$72,661	$14,543	$305,110	$4,319,531	$148,932	$69,158
Specialty Insurance	328,379	1,947	—	56,406	507,650	—	5,657
Information and Outsourcing Solutions	717,492	23,533	23,410	159,834	994,694	47,373	18,062
Data and Analytic Solutions	585,257	47,030	(417)	112,926	1,042,039	71,213	79,212
Risk Mitigation and Business Solutions	827,661	39,105	7,490	117,248	1,085,837	55,001	29,671
Corporate	10,054	22,649	(492)	(154,621)	274,534	90,801	18,000
Eliminations	(58,164)	—	—	—	—	—	—

	$8,522,053	$206,925	$44,534	$596,903	$8,224,285	$413,320	$219,760

2005
Title Insurance	$5,919,617	$57,950	$23,459	$547,993	$4,077,394	$131,654	$102,492
Specialty Insurance	290,509	2,243	—	47,565	468,963	—	3,200
Information and Outsourcing Solutions	731,173	25,629	33,136	183,642	978,546	39,810	15,205
Data and Analytic Solutions	508,067	30,861	(238)	102,566	875,341	19,083	36,643
Risk Mitigation and Business Solutions	654,753	27,519	7,109	103,549	987,958	36,281	19,102
Corporate	23,885	13,237	(647)	(87,573)	210,439	83,611	24,214
Eliminations	(23,253)	—	—	—	—	—	—

	$8,104,751	$157,439	$62,819	$897,742	$7,598,641	$310,439	$200,856

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating revenues from external customers separated between domestic and foreign operations and by segment for each of the past three years ending December 31, 2007 is as follows:

	December 31
	2007		2006		2005
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
	(in thousands)
Title Insurance	$4,941,655	$430,801	$5,558,471	$351,617	$5,485,335	$287,132
Specialty Insurance	302,822	—	309,261	—	275,207	—
Information and Outsourcing Solutions	728,885	—	689,166	—	692,334	—
Data and Analytic Solutions	546,896	6,695	521,592	129	480,723	929
Risk Mitigation and Business Solutions	769,993	84,288	785,663	23,214	624,756	11,222

	$7,290,251	$521,784	$7,864,153	$374,960	$7,558,355	$299,283

Long-lived assets separated between domestic and foreign operations and by segment as of December 31, 2007 and 2006 is as follows:

	As of December 31
	2007		2006
	Domestic	Foreign	Domestic	Foreign
	(in thousands)
Title Insurance	$1,830,856	$145,728	$1,829,071	$123,151
Specialty Insurance	160,841	—	130,143	—
Information and Outsourcing Solutions	1,062,686	—	877,137	—
Data and Analytic Solutions	1,072,754	14,802	786,884	8,084
Risk Mitigation and Business Solutions	829,287	58,961	788,924	49,922

	$4,956,424	$219,491	$4,412,159	$181,157

NOTE 24. Subsequent Events:

On January 15, 2008, the Company announced its intention to spin-off its financial services companies, consisting primarily of its title insurance and specialty insurance reporting segments, into a separate public company to be called First American Financial Corporation. The information solutions companies, which consist primarily of the current data and analytic solutions, information and outsourcing solutions and risk mitigation and business solutions segments, will remain at the existing holding company, which will be renamed prior to the separation. The transaction, which the Company anticipates will be tax-free to its shareholders, is expected to close in the third quarter of 2008.

On January 15, 2008, the Company announced a further amendment to the share repurchase plan, increasing the amount of shares that may be repurchased by an additional $300.0 million for a total amount eligible to be repurchased of $800.0 million of which $360.4 million remains available.

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

QUARTERLY FINANCIAL DATA

(Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
2007
Revenues	$2,130,495	$2,150,456	$2,051,193	$1,863,461
Income (loss) before income taxes and minority interests	$180,418	$(79,960)	$108,011	$(56,406)
Net income (loss)	$83,787	$(65,996)	$46,589	$(67,499)
Net income (loss) per share:
Basic	$0.87	$(0.68)	$0.50	$(0.74)
Diluted	$0.84	$(0.68)	$0.49	$(0.74)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
2006
Revenues	$2,003,184	$2,167,788	$2,175,614	$2,175,467
Income before income taxes and minority interests	$135,030	$74,019	$186,892	$200,962
Net income	$67,800	$25,476	$90,429	$103,971
Net income per share:
Basic	$0.71	$0.26	$0.94	$1.08
Diluted	$0.69	$0.26	$0.92	$1.06

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
2005
Revenues	$1,704,484	$2,014,450	$2,180,719	$2,205,098
Income before income taxes and minority interests	$151,796	$264,146	$274,031	$207,769
Net income	$77,556	$138,279	$147,992	$116,553
Net income per share:
Basic	$0.85	$1.46	$1.55	$1.22
Diluted	$0.82	$1.41	$1.50	$1.17

SCHEDULE I

1 OF 1

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES

(in thousands)

December 31, 2007

Column A	Column B	Column C		Column D
Type of investment	Cost	Market value		Amount at which shown in the balance sheet
Deposits with savings and loan associations and banks:
Registrant—None
Consolidated	$198,055	$198,055		$198,055

Debt securities:
U.S. Treasury securities
Registrant—None
Consolidated	$201,626	$204,206		$204,206

Corporate securities
Registrant—None
Consolidated	$207,074	$208,972		$208,972

Obligations of states and political subdivisions
Registrant—None
Consolidated	$141,341	$142,332		$142,332

Mortgage-backed securities
Registrant—None
Consolidated	$821,284	$812,702		$812,702

Total debt securities:
Registrant—None
Consolidated	$1,371,325	$1,368,212		$1,368,212

Equity securities:
Registrant—None
Consolidated	$84,772	$147,102		$147,102

Other long-term investments:
Registrant	$12,952	$12,952	(1)	$12,952

Consolidated	$457,764	$457,764	(1)	$457,764

Total investments:
Registrant	$12,952	$12,952	(1)	$12,952

Consolidated	$2,111,916	$2,171,133		$2,171,133

(1)	As other long-term investments are not publicly traded, reasonable estimate of the fair values could not be made without incurring excessive costs. The cost basis is used as a proxy for fair value.

SCHEDULE III

1 OF 2

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

SUPPLEMENTARY INSURANCE INFORMATION

(in thousands)

BALANCE SHEET CAPTIONS

Column A	Column B	Column C	Column D
Segment	Deferred policy acquisition costs	Claims reserves	Deferred revenues
2007
Title Insurance and Services	—	$1,284,440	$12,709
Specialty Insurance	$26,024	42,879	145,767
Information and Outsourcing Solutions	—	24,145	551,289
Data and Analytic Solutions	—	6,168	36,963
Risk Mitigation and Business Solutions	—	—	9,474
Corporate	—	—	—

Total	$26,024	$1,357,632	$756,202

2006
Title Insurance and Services	—	$861,360	$7,673
Specialty Insurance	$27,057	43,872	153,561
Information and Outsourcing Solutions	—	26,001	549,207
Data and Analytic Solutions	—	5,756	30,077
Risk Mitigation and Business Solutions	—	—	12,948
Corporate	—	—	—

Total	$27,057	$936,989	$753,466

SCHEDULE III

2 OF 2

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

SUPPLEMENTARY INSURANCE INFORMATION

(in thousands)

INCOME STATEMENT CAPTIONS

Column A	Column F	Column G	Column H	Column I	Column J	Column K
Segment	Operating revenues	Net investment income	Loss provision	Amortization of deferred policy acquisition costs	Other operating expenses	Net premiums written
2007
Title Insurance and Services	$5,515,659	$157,253	$709,978	—	$1,194,838	—
Specialty Insurance	302,822	20,618	165,192	$(1,032)	50,962	$117,649
Information and Outsourcing Solutions	507,342	15,442	17,983	—	204,697	—
Data and Analytic Solutions	740,544	88,572	789	—	241,911	—
Risk Mitigation and Business Solutions	856,542	128,184	3	—	421,994	—
Corporate	—	(26,499)	—	—	44,938	—
Eliminations	(110,874)	—	—	—	(86,607)	—

Total	$7,812,035	$383,570	$893,945	$(1,032)	$2,072,733	$117,649

2006
Title Insurance and Services	$6,059,152	$206,769	$482,567	—	$1,106,719	—
Specialty Insurance	309,261	19,118	154,806	$(383)	47,697	$123,737
Information and Outsourcing Solutions	527,218	6,598	18,378	—	177,702	—
Data and Analytic Solutions	599,638	23,167	1,299	—	188,097	—
Risk Mitigation and Business Solutions	809,723	17,938	(103)	—	420,488	—
Corporate	—	10,053	—	—	50,369	—
Eliminations	(65,879)	(703)	—	—	(39,161)	—

Total	$8,239,113	$282,940	$656,947	$(383)	$1,951,911	$123,737

2005
Title Insurance and Services	$5,874,931	$148,334	$288,713	—	$1,030,910	—
Specialty Insurance	275,207	15,304	142,617	$(1,195)	35,884	$117,581
Information and Outsourcing Solutions	584,344	8,719	24,775	—	173,755	—
Data and Analytic Solutions	511,852	32,096	929	—	166,476	—
Risk Mitigation and Business Solutions	635,978	18,775	(4)	—	336,718	—
Corporate	—	23,885	—	—	13,774	—
Eliminations	(24,674)	—	—	—	(10,682)	—

Total	$7,857,638	$247,113	$457,030	$(1,195)	$1,746,835	$117,581

SCHEDULE IV

1 OF 1

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

REINSURANCE

(in thousands, except percentages)

Segment	Insurance operating revenues before reinsurance	Ceded to other companies	Assumed from other companies	Insurance operating revenues	Percentage of amount assumed to operating revenues
Title Insurance
2007	$5,503,728	11,792	23,723	$5,515,659	0.4%

2006	$6,054,867	9,403	13,689	$6,059,153	0.2%

2005	$5,875,563	9,474	8,842	$5,874,931	0.2%

Specialty Insurance
2007	$129,179	8,558	—	$120,621	0.0%

2006	$127,474	6,982	—	$120,492	0.0%

2005	$122,340	21,418	—	$100,922	0.0%

SCHEDULE V

1 OF 3

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Year Ended December 31, 2007

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions from reserve		Balance at end of period
Reserve deducted from accounts receivable:
Registrant—None
Consolidated	$62,467	$43,041		$53,869	(A)	$51,639

Reserve for title losses and other claims:
Registrant—None
Consolidated	$936,989	$900,580	$(6,635)	$473,302	(B)	$1,357,632

Reserve deducted from loans receivable:
Registrant—None
Consolidated	$1,440	$48				$1,488

Reserve deducted from assets acquired in connection with claim settlements:
Registrant—None
Consolidated	$1,280	$6,635		$6,599	(C)	$1,316

Reserve deducted from other assets:
Registrant—None
Consolidated	$1,713	$17,283		$—		$18,996

Reserve deducted from deferred income taxes:
Registrant—None
Consolidated	$11,043	$8,742				$19,785

Note A—Amount represents accounts written off, net of recoveries.

Note B—Amount represents claim payments, net of recoveries.

Note C—Amount	represents elimination of reserve in connection with disposition and/or revaluation of the related asset.

SCHEDULE V

2 OF 3

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Year Ended December 31, 2006

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions from reserve		Balance at end of period
Reserve deducted from accounts receivable:
Registrant—None
Consolidated	$67,473	$28,310		$33,316	(A)	$62,467

Reserve for title losses and other claims:
Registrant—None
Consolidated	$671,054	$656,947	$(226)	$390,786	(B)	$936,989

Reserve deducted from loans receivable:
Registrant—None
Consolidated	$1,410	$30				$1,440

Reserve deducted from assets acquired in connection with claim settlements:
Registrant—None
Consolidated	$1,064	$236		$20	(C)	$1,280

Reserve deducted from other assets:
Registrant—None
Consolidated	$1,647	$66		$—		$1,713

Reserve deducted from deferred income taxes:
Registrant—None
Consolidated	$5,828	$5,215				$11,043

Note A—Amount represents accounts written off, net of recoveries.

Note B—Amount represents claim payments, net of recoveries.

Note C—Amount	represents elimination of reserve in connection with disposition and/or revaluation of the related asset.

SCHEDULE V

3 OF 3

THE FIRST AMERICAN CORPORATION

AND SUBSIDIARY COMPANIES

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Year Ended December 31, 2005

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts		Deductions from reserve		Balance at end of period
Reserve deducted from accounts receivable:
Registrant—None
Consolidated	$62,730	$23,089			$18,346	(A)	$67,473

Reserve for title losses and other claims:
Registrant—None
Consolidated	$526,516	$457,030	$51,704	(B)	$364,196	(C)	$671,054

Reserve deducted from loans receivable:
Registrant—None
Consolidated	$1,350	$60					$1,410

Reserve deducted from assets acquired in connection with claim settlements:
Registrant—None
Consolidated	$1,253	$142			$331	(D)	$1,064

Reserve deducted from other assets:
Registrant—None
Consolidated	$2,118	$—			$471	(E)	$1,647

Reserve deducted from deferred income taxes:
Registrant—None
Consolidated	$42,532				$36,704	(F)	$5,828

Note A—Amount represents accounts written off, net of recoveries.

Note B—Amount represents net $51,704 in purchase accounting adjustments.

Note C—Amount represents claim payments, net of recoveries.

Note D—Amount	represents elimination of reserve in connection with disposition and/or revaluation of the related asset.

Note E—Amount	represents elimination of reserve in connection with disposition and/or revaluation of the related asset.

Note F—Amount	represents elimination of reserve in connection with the realizability of its deferred tax assets.